UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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L Brands, Inc.

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Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 17, 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 17, 2018: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

April [_], 2018

DEAR STOCKHOLDER:

You are cordially invited to attend our 2018 annual meeting of stockholders to be held at 8:30 a.m., Eastern Time, on May 17, 2018, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is (614) 415-7585 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of our company.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2018

April [_], 2018

TO THE STOCKHOLDERS OF L BRANDS, INC.:

We are pleased to invite you to attend our 2018 annual meeting of stockholders to:

•	Elect the four nominees proposed by the Board of Directors as directors to serve for a three-year term.

•	Ratify the appointment of our independent registered public accountants.

•	Vote on a proposal to amend the Certificate of Incorporation to remove supermajority voting requirements.

•	Hold an advisory vote to approve named executive officer compensation.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 23, 2018 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2018 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” “L Brands” and the “Company” refer to L Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April [_], 2018 to all stockholders entitled to vote. The Company’s 2017 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form.

Date, Time and Place of Meeting

Date:	May 17, 2018

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 23, 2018. As of the record date, there were [_] shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:

•	“FOR” the election of the Board’s four nominees for director (as described on pages 4 and 5);

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 13);

•

“FOR” the proposal to amend the Certificate of Incorporation to remove supermajority voting requirements (as described on pages 14 and 15), in recognition of the vote at the Company’s 2017 annual meeting of stockholders on a stockholder proposal addressing the same topic; and

•	“FOR” on the advisory vote to approve named executive officer compensation (as described on pages 16 and 17).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “—Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our 2017 Annual Report on Form 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet);

•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or

•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 23, 2018, the record date for voting, as well as a proxy, executed in your favor, from the nominee.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

•

Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

•

The proposal to amend the Certificate of Incorporation to remove supermajority voting requirements requires the affirmative vote of at least 75% of the outstanding shares of the Company entitled to vote at the annual meeting.

•

The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Abstentions with respect to the election of directors and on the other proposals, except for the proposal to amend the Certificate of Incorporation to remove supermajority voting requirements, will be excluded entirely from the vote and will have no effect. Abstentions with respect to the proposal to amend the Certificate of Incorporation will have the same effect as a vote “against” the proposal.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountants, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

If you hold Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-866-540-7095 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2021 annual meeting or until their successors have been elected. All nominees are currently serving on our Board.

We believe that our Board as a whole possesses the appropriate diversity of experience, qualifications and skills to oversee and address the key issues facing our Company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills.

Set forth below is additional information about the experience and qualifications of each of the nominees for director, as well as each of the current members of the Board, that led the Board to conclude, at the time each individual was nominated to serve on the Board, that he or she would provide valuable insight and guidance as a member of the Board.

Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

The Board recommends a vote FOR the election of all of the following nominees of the Board:

Nominees and Directors

Nominees of the Board at the 2018 Annual Meeting

E. Gordon Gee	Director since 2012	Age 74

Dr. Gee is currently the President of West Virginia University, a large public research institution. Prior to his current service at West Virginia University, he led several other major universities, including The Ohio State University (2007—2013, 1990—1998), Vanderbilt University (2000—2007), Brown University (1998—2000), the University of Colorado (1985—1990), and West Virginia University (1981—1985). Dr. Gee also currently serves as a director of the National 4-H Council. He previously served as a director of the Company from 1992 to 2008, as a director of Hasbro, Inc., a branded-play company, from 1999 until 2010, and as a director of Bob Evans Farms, Inc., an owner and operator of family restaurants, from 2009 until 2014. Dr. Gee’s nomination is supported by his extensive executive and management experience, as well as his legal expertise and knowledge of the Company gained through his prior service as a director.

Stephen D. Steinour	Director since 2014	Age 59

Mr. Steinour has been the Chairman, President & Chief Executive Officer of Huntington Bancshares Incorporated, a regional bank holding company, since 2009. From 2008 to 2009, Mr. Steinour was a Managing Partner in CrossHarbor Capital Partners, LLC, a recognized leading manager of alternative investments. Mr. Steinour was with Citizens Financial Group from 1992 to 2008, where he served in various executive roles, including President from 2005 to 2007 and Chief Executive Officer from 2007 to 2008. Mr. Steinour currently serves as a director of Exelon Corporation, a utility services holding company. He previously served as a trustee of Liberty Property Trust, a real estate investment trust, from 2010 to 2014. Mr. Steinour also serves on the boards of the Federal Reserve Bank of Cleveland and the Financial Services Roundtable. Mr. Steinour’s nomination is supported by his executive experience, financial expertise and service on several boards of directors.

Allan R. Tessler	Director since 1987	Age 81

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987 and is the Chairman and Chief Executive Officer of Teton Financial Services, a financial services company. He previously served as Chairman of the Board of Epoch Holding Corporation, an investment management company, from 2004 to 2013 and as Chairman of the Board of J Net Enterprises Inc., a technology holding company, from 2000 to 2004. Mr. Tessler also served as Chairman of the Board of InterWorld Corporation from 2001 to 2004 and as Chairman of Checker Holdings Corp. IV from 1997 to 2009. Mr. Tessler currently serves as Chairman of the Board of Rocky Mountain Bank, a Wyoming bank. He has served as a director of TD Ameritrade Holding Corporation, a securities brokerage company, since November 2006, as a director of Steel Partners Holdings GP Inc., a general partner of a global diversified holding company, since 2010, and as a director of BioCardia, Inc., a clinical-stage regenerative medicine company, since 2012. Mr. Tessler is also the Chairman of the Board of Imperva, Inc., a provider of cyber security solutions, where he has served as a director since 2015. Mr. Tessler currently serves as the Chair of the Audit Committee of BioCardia, Inc. Mr. Tessler’s nomination is supported by his broad business experience and financial expertise, together with his involvement in various public policy issues.

Abigail S. Wexner	Director since 1997	Age 56

Mrs. Wexner is the chairman, CEO and Founder of Whitebarn Associates, LLC a private investment company. She serves on the boards of Advanced Drainage Systems, Inc., a manufacturer of high performance thermoplastic corrugated pipe, The Ohio State University, Nationwide Children’s Hospital, the Columbus Downtown Development Corporation, the Columbus Partnership, Pelotonia, The Ohio State University Wexner Medical Center, The Wexner Foundation, The Columbus Jewish Federation and the United States Equestrian Team Foundation. She is founder and chair of the board for The Center for Family Safety and Healing, founding board member and vice chair of the board for KIPP Columbus and a past chair of the Governing Committee of the Columbus Foundation. Mrs. Wexner is the wife of Leslie H. Wexner. Mrs. Wexner’s nomination is supported by her executive and legal experience, as well as her expertise with respect to a wide range of diversity, philanthropic and public policy issues.

Directors Whose Terms Continue until the 2019 Annual Meeting

Patricia S. Bellinger	Director since 2017	Age 57

Ms. Bellinger is a Senior Fellow at the Center for Public Leadership at Harvard Kennedy School, a graduate and professional school. From 2013 to 2017, she was the Executive Director at the Center for Public Leadership at the Harvard Kennedy School, and from 2010 to 2013, she was the Executive Director of Executive Education at Harvard Business School, a graduate and professional school. Prior to joining Harvard Business School, Ms. Bellinger was group vice president at British Petroleum, a global energy company, from 2000 to 2007, where she oversaw leadership development programs and established and led British Petroleum’s global diversity and inclusion transformation. Ms. Bellinger has served as a director of Pattern Energy Group Inc., a power company, since 2013. She also serves as a director of Paris-based Sodexo S.A. and Sonepar, and as a trustee of uAspire. Ms. Bellinger’s nomination was supported by her extensive executive, business and leadership experience and service on several boards of directors.

Dennis S. Hersch	Director since 2006	Age 71

Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He also serves as a trustee of several trusts established by Mr. and Mrs. Wexner. He was a Managing Director of J.P. Morgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch served as a director of Clearwire Corporation, a telecommunications company, from 2008 until 2013, NBCUniversal Enterprise, Inc., a media related company, from 2013 until 2014, Sprout Foods, Inc., a producer of organic baby food, from 2009 until 2015 and has served as a director of PJT Partners Inc., a financial advisory firm, since 2015. Mr. Hersch’s nomination was supported by his legal and financial expertise, as well as his considerable experience with corporate governance matters, strategic issues and corporate transactions.

David T. Kollat	Director since 1976	Age 79

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He has served as director of Wolverine World Wide, Inc., a global footwear, athletic apparel and accessories designer, manufacturer and retailer, since 1992. Dr. Kollat also served as director of Big Lots, Inc., a retailer, from 1990 to 2012, and Select Comfort Corporation, a designer, manufacturer and retailer of premium beds and bedding accessories, from 1994 to 2016 (and as Director Emeritus after 2016, in a non-voting advisory role). In addition to his broad business experience (including service on several boards of directors) and marketing expertise, Dr. Kollat’s nomination was supported by his particular experience in the retail, apparel and other related industries, both at the management and board levels.

Leslie H. Wexner	Director since 1963	Age 80

Mr. Wexner has been Chief Executive Officer of the Company since he founded the Company in 1963, and Chairman of the Board for 42 years. Mr. Wexner is the husband of Abigail S. Wexner. Mr. Wexner’s nomination was supported by his effective leadership of the Company since its inception.

Directors Whose Terms Continue until the 2020 Annual Meeting

Donna A. James	Director since 2003	Age 60

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 through March 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services from 2000 until 2003. Ms. James is a director of Marathon Petroleum Corp., a transportation fuels refiner and Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices. Ms. James also served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006, as director of CNO Financial Group, Inc., a holding company for a group of insurance companies, from 2007 to 2011, as director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company, from 2005 to 2012 and as a director of Time Warner Cable Inc., a provider of video, data and voice services, from 2009 to 2016. She currently serves on the Audit Committee of Marathon Petroleum Corp. Ms. James’s nomination was supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Michael G. Morris	Director since 2012	Age 71

Mr. Morris served as the Chairman of the Board of American Electric Power Company, Inc., one of the largest electric utilities in the United States, from 2012 to April 2014. From January 2004 until November 2011, Mr. Morris served as the President, Chief Executive Officer and Chairman of American Electric Power Company, Inc. From 1997 until 2003, he served as the President, Chairman and Chief Executive Officer of Northeast Utilities, the largest electric utility in New England. Mr. Morris currently serves as a director of Spectra Energy Corp., one of North America’s leading natural gas infrastructure companies, and of The Hartford Financial Services Group, Inc., an investment and insurance company, and as the Chairman of the board of directors of Alcoa Corporation, a producer of bauxite, alumina and aluminum. Mr. Morris served as a director of Alcoa Inc., a producer of aluminum, from 2008 to 2016, until Alcoa Inc.’s separation into two standalone, publicly-traded companies, Alcoa Corporation and Arconic Inc. Mr. Morris’s nomination was supported by his broad business experience and management expertise.

Robert H. Schottenstein	Director since 2017	Age 65

Mr. Schottenstein has been the Chairman and Chief Executive Officer of M/I Homes, Inc., one of the nation’s largest homebuilders, since 2004. He has served on the board of Installed Building Products, Inc., a leading installer of insulation and complementary building products for residential new construction, since 2014. He also serves on the boards of The Ohio State University Wexner Medical Center, Columbus 2020, The Ohio State University Foundation and the Executive Committee of Harvard University’s Joint Center for Housing. Mr. Schottenstein’s nomination was supported by his management and business experience and involvement in various public policy issues.

Raymond Zimmerman	Director since 1984	Age 85

Mr. Zimmerman is the Chief Executive Officer of Service Merchandise LLC, a retail company. Mr. Zimmerman was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003 and the Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. from 2003 to 2008. Mr. Zimmerman’s nomination was supported by his financial expertise and broad business experience, particularly in the retail sector.

Former Director

Jeffery H. Miro, a member of the Board since 2006, retired effective August 22, 2017.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board, together with each of the members of the Board who will continue to serve after the 2018 annual meeting of stockholders (except for Patricia S. Bellinger, Dennis S. Hersch, Abigail S. Wexner and Leslie H. Wexner) and Jeffery H. Miro, has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. If all director nominees are elected to serve as our directors, independent directors will constitute two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Board Leadership Structure

Mr. Leslie H. Wexner serves as Chairman of the Board and Chief Executive Officer (“CEO”) of the Company. Mr. Wexner is the founder of the Company and has served as its Chairman and/or Chief Executive Officer for over fifty years. Mr. Wexner (through his personal and beneficial holdings) is also the Company’s largest stockholder. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unrivaled and that he is uniquely qualified to lead the Company. Accordingly, the Company believes that Mr. Wexner’s service as both Chairman of the Board and Chief Executive Officer is a significant benefit to the Company and provides more effective leadership than could be achieved in another leadership structure.

Allan R. Tessler currently serves as the lead independent director. In July 2012, the Board determined that the lead independent director should be appointed solely by the independent directors, as they deem appropriate, and Mr. Tessler was subsequently reappointed as the lead independent director by them. As lead independent director, Mr. Tessler has the authority to call meetings of the independent directors, at which he serves as the chairman. Mr. Tessler also approves information sent to the Board, including the agenda for Board meetings, and is responsible for approving meeting schedules in order to assure that there is sufficient time for discussion of all agenda items.

The Company believes that the lead independent director structure, including Mr. Tessler’s service as lead independent director, offers independent oversight of the Company’s management to complement the leadership that Mr. Wexner provides to the Board as its Chairman.

Risk Oversight; Certain Compensation Matters

The Board, directly and through the Audit Committee and other committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.

Among other things, the Company, including the Compensation Committee of the Board, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the Compensation Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

Review of Strategic Plans and Capital Structure

The Board regularly reviews the Company’s strategic plans and capital structure with a view toward long-term value creation, including environmental, social and governance considerations. The Board also conducts a strategic planning retreat at least annually with senior management.

Succession Planning

The Board and its Nominating & Governance Committee have developed policies and principles governing succession planning with respect to the CEO and senior management.

Information Concerning Board Meeting Attendance

Our Board held 5 meetings in fiscal year 2017. During fiscal year 2017, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served (which were held during the period in which they served).

Committees of the Board

Audit Committee

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair), Dr. Kollat and Messrs. Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Board and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 58 of this proxy statement. The Audit Committee held 13 meetings in fiscal year 2017.

Compensation Committee

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the CEO’s performance and oversees and sets compensation for the CEO, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Dr. Kollat (Chair), Dr. Gee and Mr. Morris. The Board has determined that each of the current Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on pages 51 to 52 of this proxy statement. The Compensation Committee held 9 meetings in fiscal year 2017.

Nominating & Governance Committee

The Nominating & Governance Committee actively engages in the ongoing review of the composition of the Board and opportunities for Board refreshment. Based on its review, the Nominating & Governance Committee identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee also considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It is responsible for proposing a slate of candidates for election as directors at each annual meeting of stockholders. In the past six years, five new directors have been appointed to the Board who bring a diversity of skills, attributes and perspectives to the Board. In addition to periodic Board refreshment, we believe that a variety of director tenures is beneficial to ensure Board quality and continuity of experience, as reflected in the current composition of our Board.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. In assessing director nominees, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board at the time each Director was nominated are summarized in the director biographies found on pages 4 through 7 of this proxy statement. Although the Nominating & Governance Committee does not use formal quantitative or similar criteria with regard to diversity in its selection process, the Company’s corporate governance principles provide that the Board will be composed of members of diverse backgrounds and, accordingly, the Committee considers the diversity of experience, background and expertise of the current directors and areas where new directors might add additional perspectives, as factors in the selection of Board nominees.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee also develops and recommends to the Board, and regularly reviews, a set of corporate governance principles for the Company to ensure they reflect evolving best practices, monitors compliance with those principles and stays abreast of developments in the area of corporate governance. For example, a proxy access bylaw was adopted in November 2016, permitting up to 20 stockholders owning 3% or more of the outstanding shares of Common Stock continuously for at least three years to nominate the greater of two directors or up to 20% of the Board and include those nominees in our proxy materials. The Nominating & Governance Committee also reviews and periodically makes recommendations to the Board regarding the structure, practices, policies and activities of the Board and its committees. Each Board committee’s charter is reviewed at least annually. To ensure that the Board, Board committees and individual directors remain effective, the Nominating & Governance Committee oversees a robust annual evaluation of the Board, each Board committee and each individual director and recommends ways to improve performance. At least annually, each of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee evaluates its own performance and reports to the Board on such evaluation. The full Board also engages in self-evaluation at least annually. The current members of the Nominating & Governance Committee are Mr. Tessler (Chair), Ms. James and Dr. Kollat. The Board has determined that each of the current Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee held 4 meetings in fiscal year 2017.

Executive Committee

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of the Company to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler.

Finance Committee

The Finance Committee of the Board periodically reviews the Company’s financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Mr. Tessler (Chair), Mr. Hersch, Dr. Kollat, Mrs. Wexner and Mr. Zimmerman.

Inclusion Committee

The Inclusion Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, (i) the Company’s commitment to diversity and inclusion and (ii) the performance of the Company’s Office of Inclusion. The current members of the Inclusion Committee are Mrs. Wexner (Chair), Dr. Gee and Ms. James.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. Mr. Tessler serves as the chair of those meetings, which neither Mr. Wexner nor Mrs. Wexner attends.

Communications with Stockholders

The Board believes that it is important to understand stockholder perspectives on the Company and foster long-term relationships with stockholders and, to that end, we have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including corporate governance matters and environmental and social goals and initiatives. Such engagements with investors have been highly constructive. For example, based on stockholder feedback, we made a number of changes to our compensation program in the past few years, as discussed in more detail under “Compensation-Related Matters—Compensation Discussion and Analysis.” The Board also provides a process for interested parties to send communications to the full Board, the non-management members of the Board, the lead independent director and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o L Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@lb.com. Any stockholder wishing to contact Audit Committee members may send an email to auditcommittee@lb.com. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members attended the 2017 annual meeting, except for Messrs. Miro and Zimmerman. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.

Code of Conduct, Related Person Transaction Policy and Associated Matters

The Company has a code of conduct that is applicable to all employees of the Company, including the CEO and Chief Financial Officer, and to members of the Board. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at www.lb.com.

Under the Company’s Related Person Transaction Policy (the “Policy”), subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

The Company is engaged in several projects designed to increase our speed and agility in producing products that satisfy our customers. In the case of our beauty, personal care and home fragrance businesses, the development of supplier facilities in close proximity to our headquarters and distribution facilities in central Ohio has been an integral part of capturing the many business benefits of speed and agility. The New Albany Company, a business beneficially owned by Mr. and Mrs. Wexner, is in the business of developing real estate, including industrial parks, and has sold land (and may in the future sell land) to certain vendors or third party developers in connection with the continuing development of an industrial park focused on the foregoing business categories in New Albany, Ohio. The Audit Committee monitors such vendor and third party transactions on an ongoing basis to assure that they are in the best interests of the Company and its stockholders generally.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Policy and Committee Charters

The Company’s code of conduct, corporate governance principles and Policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board, are available on the Company’s website at www.lb.com. Stockholders may also request a copy of any such document from: L Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2:    RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending February 2, 2019. Ernst & Young LLP has been retained as the Company’s independent registered public accountants continuously since 2003.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants. The Audit Committee is responsible for approving the fees associated with the Company’s retention of Ernst & Young LLP. In accordance with Commission rules, Ernst & Young LLP’s lead engagement partner rotates every five years. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In addition, the Audit Committee evaluates Ernst & Young LLP’s qualifications, performance and independence and presents its conclusions on these matters to the Board on at least an annual basis, and annually considers whether to continue its engagement of Ernst & Young LLP.

The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. We are asking you to ratify Ernst & Young LLP’s appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 59.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

PROPOSAL 3:    PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS

Background; Governance Considerations

This proposal is being submitted to stockholders following a vote at the Company’s 2017 annual meeting on a nonbinding stockholder proposal addressing the same topic. While the stockholder proposal last year did not receive sufficient votes to implement the change, it did receive a majority vote. Accordingly, consistent with its strong commitment to the careful consideration of stockholder views and recognizing that there are different perspectives on the issue of supermajority voting requirements, the Board is submitting the proposal described below to a stockholder vote. The Board cannot unilaterally adopt the proposal because a stockholder vote is necessary under Delaware law.

The Board has considered the advantages and disadvantages of the Company’s voting requirements on numerous occasions. In this regard, the Board has consistently determined that the retention of a supermajority vote standard for certain extraordinary matters is the best way to ensure that the interests of all stockholders are fully protected. The Board has consistently concluded that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of the Company’s stockholders rather than just a simple majority, and that supermajority vote requirements protect stockholders against the potentially self-interested actions of short-term investors and facilitate corporate governance stability. The Board has also concluded that the Company’s existing supermajority voting provisions encourage persons or firms making unsolicited takeover proposals to negotiate directly with the Board, which provides the Board with increased leverage to negotiate the best possible return for stockholders, and which prevents the use of potentially coercive or abusive takeover tactics.

On the other hand, the Board is aware that certain stockholders and institutions disagree. These entities generally argue that a majority stockholder vote should be sufficient for any corporate action requiring stockholder approval, regardless of the considerations outlined above. This proposal reflects the Board’s determination to respond to, and address, that difference in perspective.

Proposed Amendment

If approved, the proposal would amend the Company’s Restated Certificate of Incorporation (the “Charter”) to provide for the elimination of each voting requirement that calls for a greater than simple majority vote (the “Amendment”).

Under the Company’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. The Charter provides that a supermajority vote of the stockholders is required to approve actions related to a small number of fundamental matters of corporate structure and governance. These matters are as follows: (i) approval of certain business combinations with an individual, entity or group that collectively owns 20% or more of the Company’s voting securities (an “interested stockholder”); (ii) approval of certain fundamental transactions with any corporation that, together with its affiliates, owns 5% or more of the Company’s voting securities, including mergers or a sale of substantially all of the Company’s assets; (iii) dissolution of the Company; (iv) removal of a director for cause; (v) an alteration, amendment or repeal of the Company’s Bylaws or any amendment to the Charter that contravenes any existing Bylaw of the Company; and (vi) an amendment of certain provisions in the Charter.

If the proposed Amendment is adopted, each of the foregoing supermajority voting requirements would be removed from the Charter. Instead, any matter voted on at any meeting of the stockholders would be decided by either the majority in voting interest of the stockholders voting on such matter or, in the case of certain business combinations with an interested stockholder, a majority of the outstanding shares of the Company excluding (except under certain circumstances) those held by the interested stockholder, unless otherwise provided by law.

The default voting requirement in the Company’s Bylaws, contained in Section 1.10(c) therein, states, “At any meeting of the stockholders all matters, except as otherwise provided in the certificate of incorporation, in these bylaws, or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon, a quorum being present.” The Company’s Bylaws do not have any provisions containing supermajority voting requirements.

The text of the proposed Amendment, which would remove Articles EIGHTH and THIRTEENTH and Section 2 of Article FIFTH and Section 1 of Article ELEVENTH of the Charter in their entirety, and modify Articles TENTH and TWELFTH and Section 2 of Article ELEVENTH of the Charter, is attached as Appendix A to this proxy statement.

Required Vote

For the Amendment to become effective, this proposal must receive the affirmative vote of at least 75% of the outstanding shares of the Company entitled to vote at the annual meeting. If the Amendment does not receive this level of stockholder approval, the Amendment will not be implemented and the Company’s current voting requirements will remain in place.

Board Recommendation

The Board continues to believe that the retention of the Company’s existing supermajority voting requirements for certain extraordinary matters provides stockholders with very meaningful protections against actions that may not be in their best interests. On the other hand, the Board recognizes that certain stockholders and institutions disagree and also believes that responsiveness to this perspective is an important matter of corporate governance. Accordingly, after careful consideration of the issue, the Board has determined, in recognition of last year’s vote, to recommend a vote to approve the Amendment.

While the Board believes there is a strong argument to the contrary, the Board has elected to recommend that stockholders vote FOR the proposed Amendment in recognition of the stockholder vote at the Company’s 2017 annual meeting.

PROPOSAL 4:    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Commission. After the Company’s 2017 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal 2017 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the 2017 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

Following several years of successive record setting performances, in fiscal 2015 the Company achieved all-time record results. Investors rewarded the Company with a historically high price-earnings multiple and the stock reached an all-time high of $101.11 per share. Our CEO’s compensation in 2015 reflected this accomplishment.

In fiscal 2016, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not yet produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target compensation for fiscal 2017 by 34% or $6 million. In addition, due to performance in fiscal 2017, the Compensation Committee took further action to decrease CEO pay from the reduced target:

2017 Compensation Actions

•	Did not grant a Fall 2017 long-term performance-based equity incentive award. This reduced CEO compensation by 31% ($3.5 million) below target.

•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.

•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.

The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of guaranteed compensation, put greater emphasis on performance-based compensation and decrease overall target compensation:

2018 Compensation Actions

•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.

•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.

•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.

•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making compensation decisions for NEOs. We have a robust policy of engagement with stockholders, including continuing outreach to and dialogue with all of our major institutional stockholders. Based on feedback from such engagement, we eliminated the provision for performance-based Restricted Stock Units (“RSUs”) in which awards not earned in one period may be earned in subsequent periods if the cumulative performance metric is achieved. We continued the following compensation practices in accordance with our corporate governance principles and/or in response to stockholder and advisory group feedback, including:

•	No tax gross-ups for NEOs upon a change in control.

•	“No hedging” policy governing stock trading.

•	Policy that discourages pledging of Company stock and requires advance approval of our General Counsel.

•	No future issuances of “single trigger” equity awards.

•	Clawback policy.

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Stock ownership guidelines set at five times base salary for our CEO and three times base salary for other NEOs. Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years.

These changes, along with our historical record, were important factors in achieving 99% stockholder support for our 2017 advisory vote on executive compensation. Given this strong level of support, the Compensation Committee has concluded that a large majority of our stockholders support our existing compensation program.

Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2017 compensation of our NEOs.

Board Recommendation

Following several years of successive record setting performances, in fiscal 2015 the Company achieved all-time record results. Investors rewarded the Company with a historically high price-earnings multiple and the stock reached an all-time high of $101.11 per share. Our CEO’s compensation in 2015 reflected this accomplishment. In fiscal 2016, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not yet produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target compensation for fiscal 2017 by 34% or $6 million. In addition, due to performance in fiscal 2017, the Compensation Committee took further action to decrease CEO pay from the reduced target. With these actions to reduce CEO pay, Mr. Wexner’s total compensation for fiscal 2017 was $5.7 million, which is well below the median of our peers. In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay.

The Board recommends a vote FOR this proposal.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

Following several years of successive record setting performances, in fiscal 2015 the Company achieved all-time record results. Investors rewarded the Company with a historically high price-earnings multiple and the stock reached an all-time high of $101.11 per share. Our CEO’s compensation in 2015 reflected this accomplishment.

In fiscal 2016, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not yet produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target compensation for fiscal 2017 by 34% or $6 million. In addition, due to performance in fiscal 2017, the Compensation Committee took further action to decrease CEO pay from the reduced target:

2017 Compensation Actions

•	Did not grant a Fall 2017 long-term performance-based equity incentive award. This reduced CEO compensation by 31% ($3.5 million) below target.

•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.

•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.

When comparing CEO compensation for fiscal 2017 to fiscal 2016, total compensation decreased by 61% ($9.1 million) while total shareholder return decreased by 15%.

The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of guaranteed compensation, put greater emphasis on performance-based compensation and decrease overall target compensation:

2018 Compensation Actions

•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.

•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.

•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.

•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.

Fiscal 2017 Overview

Financial performance in 2017 was below our expectations: adjusted operating income(1) declined 15%. Results were mixed—growth at Bath & Body Works was more than offset by declines at Victoria’s Secret and our international segment.

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At Bath & Body Works, sales increased 8%, driven by a positive 2% comparable store sales increase and a 24% increase in sales in the direct channel. Operating income increased 5%. We worked a large part of the year to refine our merchandise mix. Through new products and relaunches we improved our assortment, created a large amount of newness and learned even more about our customer and what she wants most. We ended the year with 425 new concept stores which include the White Barn design. While the investment in these stores results in near-term financial pressure, they continue to drive significant sales increases and, importantly, present a new, compelling store design to our customers.

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In the Victoria’s Secret business, while we continue to see strong growth in our direct channel (18% in go-forward merchandise categories for 2017), store traffic levels continue to be challenging despite increased marketing and promotion (store-only comparable sales for go-forward merchandise categories declined 6% in 2017), as we continue to build back our customer base. Adjusted operating income(1) for the Victoria’s Secret segment declined 23% in 2017. By business unit:

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Our PINK business achieved a mid-single digit sales increase for the year, as strong growth in the bra and panty business was somewhat offset by a decline in the loungewear business. We are leveraging our speed capabilities in the PINK business to address fashion issues in the loungewear business and improve results.

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In the Victoria’s Secret Lingerie business, total sales in go-forward categories declined in the mid-single digit range in 2017. Results improved throughout the year as customers responded well to new product launches.

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The Victoria’s Secret Beauty business improved in 2017. Sales increased in the low-single digit range and the merchandise margin rate increased, as the customer responded to a more focused assortment, and new products and fashion.

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Outside of North America, we opened more than 40 net new stores to end the year with 873 stores in 75 countries. Operating income in our international segment declined by $35 million to $5 million. Our partner-based businesses are doing well, with solid operating income growth for the year. The operating loss related to our company-owned business in China increased as we continue to invest for significant growth. We opened seven new China Victoria’s Secret full-assortment stores in 2017, began e-commerce on the global TMall website and ended the year with 29 Victoria’s Secret Beauty and Accessories stores. Our company-owned business in the United Kingdom was challenged in 2017—comparable sales and operating income both declined, and we are very focused on improving performance.

We are equipped for success—strong brands which lead their categories and an experienced and talented leadership team—with significant growth opportunities both in and outside of North America. Although our performance in 2017 did not meet our expectations, we continue to hold leadership positions in the segments of retail in which we do business.

(1)

The reconciliation of such measure to the comparable figure determined in accordance with accounting principles generally accepted in the United States is included on page [    ] of the Company’s 2017 Annual Report on Form 10-K (the “2017 10-K”).

Pay for Performance

At L Brands, we recognize that our business is the ultimate change business. Our focus is on speed and agility, responding to change. Our compensation program reflects this philosophy, rewarding exceptional performance and significantly reducing compensation when performance does not meet our high expectations.

The Compensation Committee monitors our compensation program, ensuring that pay is aligned with performance and responding to any concerns expressed by our stockholders. Even though 99% of our stockholders voted in favor of our executive compensation program in 2017, the Compensation Committee proactively made significant reductions to CEO compensation to reflect the performance of the Company. With the significant reduction, Mr. Wexner’s total compensation for fiscal 2017 was $5.7 million, which is well below the median of our peers.

Our compensation program is responsive to changes in financial results and shows strong alignment between pay and performance. Mr. Wexner’s compensation increased from 2013 to 2015 representing three years of back-to-back record-setting sales and earnings. In fact, Mr. Wexner’s compensation in 2015 reflected performance that, at that time, was our best ever—record-setting sales, earnings and operating income rate. Over the last two years, CEO compensation has decreased significantly following performance that was challenged by changes intended to simplify the business and accelerate growth. Pay-for-performance evaluations using a three year average are distorted by our record setting performance in 2015 and may not consider the fact that CEO pay accurately reflects performance on an annual basis.

The following chart illustrates how CEO compensation has aligned with performance. In years of positive performance, CEO pay increased, while in years of decreasing total shareholder return, CEO pay decreased significantly more than decreases in total shareholder return:

The significant decrease for fiscal 2017 resulted in CEO compensation that was less than half of the median and below the 25th percentile of our peer group (discussed below under the heading “Compensation Comparison”):

While these charts show how the compensation paid to Mr. Wexner by the Company aligns with performance, it is also important to note that Mr. Wexner is the beneficial owner of 16.91% of the Company’s Common Stock. Accordingly, his personal wealth is tied directly to our stock price performance, which provides direct alignment with stockholder interests.

Stockholder Advisory Vote

In 2017, 99% of our stockholders voted in favor of our executive compensation program. The Compensation Committee considers this vote and other stockholder and advisory group feedback when making compensation decisions for NEOs. We have a robust policy of engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including executive compensation matters. Based on feedback from such engagement, beginning with performance-based RSUs awarded in March 2017, we eliminated the provision for performance-based RSUs in which awards not earned in one period may be earned in subsequent periods, if the cumulative performance metric is achieved.

In addition, we continue the following compensation practices in accordance with our corporate governance principles and/or in response to stockholder and advisory group feedback:

•	No tax gross-ups for NEOs upon a change in control.

•	“No hedging” policy governing stock trading.

•	Adopted a policy that discourages pledging of Company stock and requires advance approval by our General Counsel.

•	None of the Company’s stock held by our NEOs or Board members is pledged.

•	No re-pricing of stock options without stockholder approval.

•	Double trigger vesting of equity awards upon a change in control.

•	Clawback policy as described under “—Compensation Governance—Recovery of Compensation.”

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Stock ownership guidelines set at five times base salary for our CEO and three times base salary for other NEOs. Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years.

•	Stock plan that requires a vesting period of at least one year:

•	Three year minimum vesting period for RSUs that are based on the passage of time; and

•	One year minimum vesting period for stock options and for RSUs that are earned based on performance.

•	While these are the minimum requirements under the plan, stock options and performance-based RSUs awarded to our NEOs in fiscal 2017 generally vest over five years.

Conclusion

Following several years of successive record setting performances, in fiscal 2015 the Company achieved all-time record results. Investors rewarded the Company with a historically high price-earnings multiple and the stock reached an all-time high of $101.11 per share. Our CEO’s compensation in 2015 reflected this accomplishment.

In fiscal 2016, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not yet produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target compensation for fiscal 2017 by 34% or $6.0 million. In addition, due to performance in fiscal 2017, the Compensation Committee took further action to decrease CEO pay from the reduced target:

2017 Compensation Actions

•	Did not grant a Fall 2017 long-term performance-based equity incentive award. This reduced CEO compensation by 31% ($3.5 million) below target.

•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.

•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.

When comparing CEO compensation for fiscal 2017 to fiscal 2016, total compensation decreased by 61% ($9.1 million) while total shareholder return decreased by 15%.

The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of guaranteed compensation, put greater emphasis on performance-based compensation and decrease overall target compensation:

2018 Compensation Actions

•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.

•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.

•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.

•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.

With these actions to reduce CEO pay, Mr. Wexner’s total compensation for fiscal 2017 was $5.7 million, which is well below the median of our peers and his 2018 target pay is 18% below the median. In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay. Accordingly, we recommend stockholders vote FOR the executive compensation program as outlined in Proposal 4.

Executive Compensation Philosophy

Guiding Principles

The Compensation Committee has built an executive compensation program on the following clear and purposeful guiding principles:

Compensation Component	Our Principles
Pay Level	•	Attract and retain superior leaders in a highly competitive market for talent.

	•	Pay competitively and equitably.

	•	Recognize depth and scope of accountability and complexity of responsibility.

Pay Mix	•	Emphasize performance-contingent, long-term and equity-based compensation over fixed compensation.

Pay for Performance	•	Recognize and reward enterprise, brand and individual performance.

	•	Align executives’ interests with stockholders’ interests.

	•	Require executives to own a significant amount of Common Stock.

	•	Set Spring and Fall goals that reflect the seasonal nature of our business and incentivize goal achievement in each season.

	•	Create long-term stockholder value through regular achievement of short-term goals while pursuing our longer-term strategy of growth in North America and internationally and increasing operating margins.

	•	Retain and incentivize high-performers through long-term equity incentive awards.

Connecting Pay and Performance

Two key elements of our program’s design connect pay to performance. First, our incentive goals are designed to challenge our NEOs to achieve a high level of performance to earn incentives at target. When our NEOs hit and exceed these goals, we compensate them accordingly. Conversely, disappointing results significantly reduce our NEOs’ compensation.

Second, to further connect NEOs’ pay to performance, we employ a pay mix philosophy that places greater emphasis on performance-based and equity compensation over base salary. The following charts illustrate our pay mix philosophy which consists of a lower percentage of base salary compared to performance-based pay at target. The adjustments that the Compensation Committee made to CEO compensation for 2018 place even greater emphasis on performance-based pay:

To assess whether the Company’s compensation program reflects our financial results as designed, the Compensation Committee’s independent compensation consultant, Willis Towers Watson, analyzed our performance-based long-term equity and short-term total cash compensation for our NEOs across four key measures (operating income, earnings per share, total shareholder return and return on invested capital). The analysis tests the alignment of pay delivered over multiple timeframes relative to our peer group with performance measured by these specific metrics that are important to our Company and its stockholders. The analysis demonstrated that both pay and performance are in the top quartile of our peer group.

Based on this analysis, Willis Towers Watson and the Compensation Committee concluded that our NEO compensation is aligned with performance and appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders. They also concluded that the executive compensation program’s design appropriately responds to changes in our business and results.

Compensation Comparison

We compare our NEO compensation with publicly available data on executive compensation.

We define our peer group, with the help of Willis Towers Watson, to generally include:

•	Specialty and department store retailers;

•	Companies with brands that have emotional content;

•	Businesses that are generally similar to the Company in total revenue, market capitalization, global locations, business and/or merchandise focus; and

•	Retailers that compete with the Company for executive talent.

We review our peer group annually and did not make any changes in 2017. Our peer group consists of the following companies:

Abercrombie & Fitch Co.	The Gap, Inc.	Ralph Lauren Corporation
American Eagle Outfitters, Inc.	J. C. Penney Company, Inc.	Ross Stores, Inc.
Avon Products, Inc.	Kohl’s Corporation	Starbucks Corporation
Bed Bath & Beyond Inc.	Macy’s, Inc.	The TJX Companies, Inc.
Coach, Inc.	NIKE, Inc.	Williams-Sonoma, Inc.
The Estee Lauder Companies Inc.	Nordstrom, Inc.

We do not specifically set our NEOs’ compensation against our peer group. Instead, we consider peer group comparisons as one of several factors in applying our pay philosophy and setting the pay of our NEOs. Our peer group is used by Willis Towers Watson, the Compensation Committee’s independent compensation consultant, to analyze the effectiveness of our compensation program at delivering pay for performance on a relative basis.

Stock Ownership Guidelines

The Compensation Committee encourages Common Stock ownership by our NEOs through stock ownership guidelines which promote a long-term focus on performance, discourage inappropriate risk-taking and align the interests of our NEOs with those of our stockholders. Stock ownership guidelines can be met through direct or beneficial ownership of Common Stock, including Common Stock held under our stock and retirement plans.

Our CEO is required to maintain ownership of Common Stock with a value of five times his base salary. As the beneficial owner of 47,262,939 shares of Common Stock (16.91% of shares outstanding), Mr. Wexner’s stock ownership well exceeds this minimum requirement.

Other NEOs are required to maintain beneficial ownership of Common Stock with a value of three times the NEO’s base salary. All of our NEOs have beneficial ownership in excess of this guideline as of the end of fiscal 2017.

Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years. All members of our Board are in compliance with this policy.

Compensation for NEOs

Compensation Setting Process

The Compensation Committee makes all decisions regarding Mr. Wexner’s compensation and Mr. Wexner decides on compensation for the other NEOs. The Compensation Committee oversees the evaluation process and compensation structure for the other NEOs and approves all NEO stock awards.

Target compensation for the NEOs is reviewed annually and is designed to reward historical performance, incentivize future performance and be competitive with the external market for talent. Fiscal 2017 compensation decisions made for NEOs other than Mr. Wexner reflect the mixed performance of fiscal 2016.

•	There were no base salary adjustments.

•	Short-term performance-based incentive compensation targets were increased for each of these NEOs to incentivize future performance and further leverage their compensation.

•	Long-term performance-based equity incentive compensation awards at target were decreased in 2017 for each of these NEOs to reflect 2016 performance that did not meet our high expectations.

Compensation Components

The three principal elements of our executive compensation programs are base salary, short-term performance-based cash incentive compensation and long-term performance-based equity incentive compensation. Participation in base salary and short-term performance-based cash incentive compensation is the same for all of our NEOs, including our CEO. The size and grant timing of long-term performance-based equity incentive compensation for our CEO is different from the other NEOs but the other key terms of the award are the same, including vesting and performance requirements. Other elements of compensation that may be paid to NEOs include retirement and other post-employment benefits and perquisites. Our CEO is not eligible for post-employment benefits under a severance or change in control agreement. Additional information about each of these compensation components is provided below.

Base Salary

The following factors are considered in determining base salary adjustments:

•	Scope and responsibility of the NEO’s position;

•	Achievement of seasonal and annual business goals;

•	Level of overall compensation paid by competitors for comparable positions;

•	Recruitment, retention and development of leadership talent;

•	The Company’s challenging expectations for future growth; and

•	The appropriate balancing of our NEOs’ base salary against their incentive compensation.

For 2017, none of the NEOs received a base salary increase.

NEO	2017 Base Salary ($)	2016 Base Salary ($)	Increase (%)
Mr. Wexner	2,000,000	2,000,000	0.0%
Mr. Burgdoerfer	900,000	900,000	0.0%
Mr. McGuigan	1,300,000	1,300,000	0.0%
Mr. Coe	1,100,000	1,100,000	0.0%
Mr. Waters	900,000	900,000	0.0%

Short-Term Performance-Based Cash Incentive Compensation

This program focuses on achievement of six-month goals, reflecting the seasonal nature of our business and the fact that achievement of our short-term goals season after season creates long-term value for our stockholders.

Our operations consist of two principal selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). Fall, including the holiday season, is weighted more heavily because of its importance to our profitability.

Short-term performance-based cash incentive compensation targets are set at a percentage of base salary with the amount earned ranging from zero to double the target incentive, based on the extent to which financial goals are achieved or exceeded.

The financial incentive provided by the short-term performance-based incentive compensation plan is a key component in driving the performance of the Company. For fiscal 2017, our NEOs’ focus on maximizing operating income was especially important given strategic initiatives that were expected to put pressure on operating income. To ensure that our NEOs were appropriately motivated to achieve operating income goals in a difficult environment, target percentages for each of the NEOs, other than Mr. Wexner, were increased. For Mr. Coe, the target percentage was increased from 170% to 180% and for Messrs. Burgdoerfer, McGuigan and Waters, the target percentage was increased from 160% to 170%.

The pre-established, objective financial goals for fiscal 2017 were based solely on operating income, subject to adjustment for extraordinary items pursuant to the 2015 Incentive Compensation Performance Plan (the “2015 ICPP”) and approved by the Compensation Committee. Operating income is used because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-term growth plan and performance that drives stockholder value. When evaluating operating income goals, the Compensation Committee compares the increase in operating income relative to the change in the incentive payments to associates at target.

Operating income goals are set at the beginning of each six-month season based on:

•	An analysis of historical performance;

•	Income goals for that brand;

•	Financial results of other comparable businesses; and

•	Progress toward achieving our strategic plan.

The table below shows the weighting of operating income goals used to determine short-term performance incentive payouts:

NEO	Short-term Performance Incentive Goal Weighting and Metric
Mr. Wexner }	80% weighted average of major brand performance: 55% Victoria’s Secret operating income
Mr. Burgdoerfer	30% Bath & Body Works operating income 15% Other operating income
Mr. McGuigan	20% Total L Brands operating income
Mr. Coe	100% Bath & Body Works operating income
Mr. Waters	90% weighted average of international brand operating income
10% international home office expense

In fiscal 2017, the Compensation Committee set goals at target that were lower than actual results in fiscal 2016 due to the following strategic initiatives that were expected to put pressure on operating income:

•	Elimination of non-core categories such as swim in our lingerie business and apparel items that were offered in our direct channel but not in stores at Victoria’s Secret.

•	Reduced direct mail couponing and elimination of our catalogue circulation at Victoria’s Secret.

•	Real estate investment and increased occupancy costs at Bath & Body Works.

•	Investment in full assortment stores and development of the direct channel in China for L Brands International.

The table below shows the operating income goals required to earn short-term performance-based incentive compensation at target and actual performance by season:

	Fiscal 2017 Spring Season		Fiscal 2017 Fall Season
	Operating Income Goal	Actual Performance[1]	Operating Income Goal	Actual Performance[1]
Total L Brands	$577 million	$510 million	$1,246 million	$1,218 million
Victoria’s Secret	415 million	343 million	667 million	588 million
Bath & Body Works	258 million	260 million	682 million	706 million
L Brands International[2]	-1 million	-6 million	14 million	7 million
Other[2]	71 million	51 million	109 million	138 million

[1]

Actual performance presents operating income on an adjusted basis which removes certain special items (subject to approval by the Compensation Committee) which are not indicative of Company ongoing operations due to their non-recurring and extraordinary nature. The Company uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally, which may not correspond to amounts reported externally.

[2]	L Brands International and Other include business unit operating income that is an internal performance measure and does not correspond to amounts reported externally.

To earn threshold payout, performance goals average approximately 75% to 95% of target and to earn maximum payout, performance goals average approximately 105% to 115% of target. Performance below threshold results in no payout. Performance between threshold and target and target and maximum is interpolated to determine payout percentage beginning at 20% at threshold up to 200% at maximum.

Payouts for fiscal 2017 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table below.

Total Fiscal 2017 Incentive Payout

	Fiscal 2017 Target Incentive ($)	Fiscal 2017 Spring Incentive Payout ($)	Fiscal 2017 Fall Incentive Payout ($)		Total Fiscal 2017 Payout ($)	Percent of Fiscal 2017 Target (%)
Mr. Wexner	4,400,000	1,112,320	0	(1)	1,112,320	25%
Mr. Burgdoerfer	1,530,000	386,784	635,256		1,022,040	67%
Mr. McGuigan	2,210,000	558,688	917,592		1,476,280	67%
Mr. Coe	1,980,000	852,984	1,669,140		2,522,124	127%
Mr. Waters	1,530,000	623,016	1,140,156		1,763,172	115%

(1)	Pursuant to its exercise of negative discretion and with Mr. Wexner’s concurrence, the Compensation Committee determined not to pay Mr. Wexner’s Fall incentive compensation.

Long-Term Performance-Based Equity Incentive Compensation

Stock awards are made to our NEOs under the 2015 Stock Option and Performance Incentive Plan (the “2015 Plan”). Our equity-based long-term performance-based incentive program rewards past performance, reflected by the size of the award at grant, and encourages future performance with a challenging performance requirement. In addition, the vesting requirements increase the likelihood of retaining executives who are critical to our success.

For the NEOs other than Mr. Wexner, individual performance (including contribution to the achievement of business goals, execution of retail fundamentals and accomplishment of talent and cultural objectives), company performance, competitive practice, the Company’s overall equity compensation expense budget, stockholder dilution, internal equity and retention risk are all considered in determining the size of their fiscal 2017 equity awards. The size and timing of Mr. Wexner’s equity award is determined on a different basis, as described in detail below.

Stock Options

Stock options are intended to align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, and to foster retention. Stock options granted to each NEO vest over five years, subject to continued employment. The exercise price is equal to the grant date closing price of Common Stock.

Performance-Based RSUs

Performance-based RSUs are intended to:

•	Incentivize achievement of key performance metrics (through the performance requirement);

•	Align executive rewards with those realized by stockholders (through the market value of our stock);

•	Retain superior executive talent (through the time vesting requirements); and

•	Reward exceptional individual performance (through annual determination of the size of the award).

Below is a summary of the performance-based RSU awards and stock options awarded in fiscal 2017:

	Value of Performance- Based RSU Award ($)	Value of Stock Option Award ($)	Total Fiscal 2017 Equity Award Value ($)
Mr. Wexner(1)	920,767	253,420	1,174,187
Mr. Burgdoerfer	1,616,479	83,980	1,700,459
Mr. McGuigan	2,434,972	121,308	2,556,280
Mr. Coe	1,902,944	102,644	2,005,588
Mr. Waters	1,616,479	83,980	1,700,459

(1)	While the performance requirement is the same, the amount and timing of Mr. Wexner’s equity award are determined on a different basis than that of our other NEOs, as described in detail below.

In order for performance-based RSUs to be earned, the Company’s cumulative adjusted operating income, as a percentage of cumulative sales, must be in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis) beginning with the fiscal year of the award through the fiscal year immediately preceding each vest date.

We use operating income in our short-term performance-based cash incentive program and as a component of our long-term performance-based equity incentive program because operating income is an important focus for our NEOs and an appropriate metric for measuring performance. However, while operating income is a component of both incentive programs, there are notable differences in the performance metrics used in the two programs, as detailed below:

•	Operating income is the sole performance metric used for our short-term program while the long-term program is based on a metric that uses both operating income and sales;

•	The use of operating income as a percentage of sales for our long-term program requires strong performance in both operating income and sales and measures the efficiency of our sales;

•	The relative metric of the long-term program requires that our performance significantly exceeds that of companies within our industry for the pre-determined performance goal to be achieved; and

•	The cumulative performance metric of the long-term program requires sustained performance over the five-year vesting period reflecting long-term performance of the Company.

Performance-based RSUs vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries, in each case subject to the performance measure being satisfied and continued employment. To the extent the performance metric is not met for any vesting tranche, the shares from such vesting tranche will be forfeited.

Equity awards are granted on the date the award is approved, unless the effective date of the reason for the award (such as hire date) is later than the approval date. In this case, the grant date is the later date.

Retirement and Other Post-Employment Benefits

Retirement and other post-employment benefits consist of qualified and non-qualified defined contribution retirement plan benefits and termination benefits.

Qualified Defined Contribution Retirement Plan

The qualified plan is available to all associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under the Internal Revenue Code of 1986 (the “Code”). The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

Non-Qualified Defined Contribution Deferred Compensation and Supplemental Retirement Plan

The non-qualified plan is available to all associates who meet certain age, service, job level and compensation requirements. The non-qualified plan is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The Company does not set aside assets to fund liabilities of the non-qualified plan. Assets that may be used to satisfy such liabilities are general assets of the Company, subject to the claims of the Company’s creditors.

Associates can contribute to the non-qualified plan up to a maximum percentage of eligible compensation. The Company matches associates’ contributions and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service.

The plan also permits participating associates to defer additional compensation which the Company does not match.

Associates’ contributions to the non-qualified plan and the related interest accruals vest immediately. Company contributions and credits to the non-qualified plan and the related interest are subject to vesting based on years of service.

Termination Benefits: Severance and Change in Control Agreements

We have entered into severance and change in control agreements with our NEOs other than Mr. Wexner. See “Retirement and Other Post-Employment Benefits—Estimated Post-Employment Payments and Benefits” below for a description of estimated benefits in certain termination situations, including a change in control.

Upon a change in control, awards will only vest if the executive’s employment is terminated by the executive for good reason or by the Company other than for cause within 24 months of the change in control.

None of our NEOs are entitled to a tax gross-up upon a change in control.

Perquisites

We provide our NEOs with minimal perquisites that the Compensation Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites include the reimbursement of financial planning costs of up to $9,500 and supplemental disability and life insurance coverage provided by the Company for associates at the Vice President level and above, including the NEOs. In addition, to the extent that corporate provided aircraft is used by any NEO for personal purposes, the NEO has reimbursed the Company based on the greater of the amount established by the Internal Revenue Service (“IRS”) as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

CEO Compensation

Overview of CEO Pay

Mr. Wexner is recognized as a unique talent, innovator and leader in the retail industry. His long record of success in leading the Company is unmatched in scope and duration by any other retailer. In November 2015, Mr. Wexner was recognized by the Harvard Business Review as the best-performing CEO in the world based on total shareholder return during his tenure as our founder and CEO. The Compensation Committee has determined that Mr. Wexner should be compensated based on his ability to drive performance, growth and shareholder returns, with due consideration to his management of the business for both short-term and long-term results.

Mr. Wexner’s short-term and long-term performance-based incentive compensation for fiscal 2017 reflects the Company’s performance. The decrease in compensation by 61% from fiscal 2016 to 2017 is linked to short-term performance-based incentive compensation that was earned below target and long-term performance-based equity incentive compensation that is 87% below the value awarded for fiscal 2016.

CEO Stock Award Determination Overview

Beginning with fiscal 2010, the Compensation Committee implemented an annual process in which Mr. Wexner’s stock grant would be a “split grant” delivered in two parts—one in the Spring at the same time other senior executives receive stock grants, and one near the end of the Fall season when Mr. Wexner’s and the Company’s performance can be substantially determined for the fiscal year. Both the Spring and Fall stock awards are 100% performance contingent, granted as a combination of stock options and performance-based RSUs.

Spring 2017 Award

The value of the Spring stock award is set below the competitive market to provide a baseline award while imposing a performance requirement for the award to be earned. The Compensation Committee granted Mr. Wexner a stock award in Spring 2017 with a reported value of $1.2 million.

Fall 2017 Award

As the fiscal year draws to a close, the Compensation Committee assesses both Mr. Wexner’s and the Company’s performance, and if deemed appropriate, grants Mr. Wexner a performance-based stock award in January. This Fall stock award is intended to recognize financial, strategic and operational performance for the fiscal year and incentivize future performance. The Fall award is subject to performance in two ways:

•	The Compensation Committee goes through a rigorous quantitative and qualitative evaluation of historical performance to determine the size of the award; and

•	Once granted, RSUs must be earned based on the attainment of a quantitative performance metric and the value of stock options is contingent on the stock price increasing.

For fiscal 2017, the Compensation Committee significantly decreased the Fall stock award value range:

	Fall Stock Award Value Range
	Fiscal 2016	Fiscal 2017	% Decrease
Minimum	$0	$0	0%
Target	$7,800,000	$3,500,000	-55%
Maximum	$18,800,000	$8,500,000	-55%

The Committee believes that Mr. Wexner’s standing as a top-performing CEO justifies a stock award value that is among the top of our peer group. However, the Committee determined that a lower target appropriately reflects the Company’s performance over the last two years, demonstrating its discipline in aligning pay with performance. The rigorous quantitative and qualitative evaluation that is used to determine the size of the award relative to target includes an analysis of:

•	Absolute and relative total shareholder return over one and three years

•	Absolute and relative return on invested capital over one and three years

•	Sales and operating income growth

•	Earnings per share

•	Performance against pre-established financial targets

•	Leadership talent development

•	Identification and development of new business opportunities

•	Success in fostering a high performance culture

•	Progress toward achieving our strategic plan

While the size of Mr. Wexner’s Fall stock award is determined on a quantitative and qualitative basis, once the size of the grant is determined, the Compensation Committee imposes a quantitative performance metric that the Company must achieve over the vesting period in order for Mr. Wexner to vest in the award.

In January 2018, the Compensation Committee decided not to grant Mr. Wexner a Fall stock award based on financial performance of the Company and the significant decline in total shareholder return.

Both the Spring and Fall awards are delivered as a combination of performance-based RSUs and stock options. Mr. Wexner’s RSU awards are subject to the same performance and vesting requirement as those of our other NEOs. The performance-based RSUs and stock options vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries. Performance-based RSUs must be earned based on achievement of adjusted operating income, as a percentage of cumulative sales, in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis).

CEO Termination Benefits

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, consistent with the treatment for all stock plan participants under the terms of our 2015 Plan and prior plan, all of Mr. Wexner’s unvested stock options and RSUs will vest upon death. Subject to the achievement of pre-established performance conditions, RSUs will continue to vest upon Mr. Wexner’s total disability. Upon retirement, RSUs will vest pro rata based on the fraction of whole months worked from the grant date over the full vesting period (i.e., one-fifth will vest if twelve full months are completed from the grant date for a grant that would otherwise vest over five years), subject to the achievement of performance conditions. In the event of a change in control, unvested RSU awards will vest if Mr. Wexner’s employment is terminated other than for cause within 24 months of the change in control.

CEO Perquisites

The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. The Security Program is for the benefit of the Company and is appropriate given the risks associated with Mr. Wexner’s position. We periodically hire a third party to review our Security Program to verify that a bona fide Company oriented security concern exists and that the Security Program costs are reasonable and consistent with these concerns. The Security Program requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal.

The cost of security services which are not business related have been reimbursed to the Company by Mr. Wexner. In addition, to the extent that corporate provided aircraft is used by Mr. Wexner for personal purposes, he has reimbursed the Company as noted above under the heading “—Compensation for NEOs—Perquisites”.

Compensation Governance

Compensation Committee

Our executive compensation program is overseen by the Compensation Committee. Compensation Committee members are appointed by our Board and meet independence and other NYSE requirements. Compensation Committee members are selected based on their knowledge and experience in compensation matters from both their professional experience and their roles on other boards.

As part of its self-evaluation process, the Compensation Committee considers prevailing best practices and compliance with the highest governance standards. During fiscal 2017, the Compensation Committee also continued to engage with the full Board to maximize its effectiveness. The role of the Compensation Committee and information about its meetings are set forth in this proxy statement.

The Compensation Committee participated in the preparation of this CD&A and recommended to the Board that it be included in this proxy statement.

The Compensation Committee, together with the Company, also evaluates the Company’s compensation structure from the perspective of enterprise risk. The Company’s compensation structure includes risk mitigating factors such as a mix of pay that is balanced between long and short-term, fixed and variable, limited payouts under the 2015 Plan and 2015 ICPP and oversight by the Compensation Committee. Based on this evaluation, the Compensation Committee believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

The Compensation Committee’s charter is available on our website at www.lb.com.

Committee Meetings and Delegation

Members of Company management, including the Chief Operating Officer and the Chief Financial Officer, attend the Compensation Committee meetings along with the Senior Vice President of Total Rewards, who generally prepares meeting materials, and the Corporate Secretary, who records the minutes of the meeting. Members of Company management, including the CEO, do not play a role in recommending CEO compensation. The Compensation Committee regularly meets in executive session without management present.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee. In accordance with its charter, the Compensation Committee has delegated to our Chief Operating Officer, or his designee, the authority to make stock awards under the provisions of the 2015 Plan with a value up to $400,000 in any year to any associate who is not a Section 16 officer of the Company or a senior leadership team member.

Independent Compensation Consultant

As permitted by its charter, the Compensation Committee retained Willis Towers Watson as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.

The Compensation Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Compensation Committee review. Specifically, the services the consultant provides include:

•	Assisting in evaluation of CEO and other NEO compensation;

•	Informing the Compensation Committee of changing market practices;

•	Consulting on our executive compensation strategy and program design;

•	Analyzing alignment of pay and performance;

•	Assisting in the selection of our peer group; and

•	Assisting in the preparation and review of this disclosure.

Willis Towers Watson did not provide additional services to the Company exceeding $120,000 during the fiscal year.

The Compensation Committee reviews and approves the provision of additional services by Willis Towers Watson to the Company and evaluates the performance and independence of Willis Towers Watson, specifically considering independence factors identified by the Commission. This evaluation includes a review of written representations from Willis Towers Watson confirming their independence. Based on its evaluation, the Compensation Committee believes that there are no conflicts of interest that could impair Willis Towers Watson’s ability to provide independent, objective advice to the Compensation Committee regarding executive compensation matters.

Tax Deductibility

The Compensation Committee seeks to structure tax-efficient executive compensation. The 2015 ICPP and the 2015 Plan were intended to qualify short-term cash incentive payments and long-term equity incentive compensation as performance-based compensation for tax deductibility under Section 162(m) of the Code. However, the exception for performance-based compensation has been phased out under recent tax reforms. Accordingly, going forward annual compensation in excess of $1 million for our covered senior executives will generally be non-deductible pursuant to Section 162(m).

Recovery of Compensation

Under the 2015 ICPP and the 2015 Plan, the Compensation Committee has the power and authority to recover previously awarded bonuses or equity-based compensation or profits if (i) required by applicable law with respect to a participant, (ii) a participant engaged in fraudulent conduct or activities (or had knowledge of such conduct or activities) relating to the Company or (iii) a participant should have had knowledge of such conduct or activities based on his or her position, duties or responsibilities.

Tally Sheets

To assess the reasonableness of the compensation of our NEOs, the Compensation Committee annually reviews a three-year history of all of the components of the NEOs’ compensation, including salary, short-term incentive compensation, realized and unrealized gains on stock options and RSUs, the cost to the Company of all perquisites, benefits earned and accrued under the Company’s non-qualified deferred compensation and supplemental executive retirement plan, and potential payouts under several potential severance and change-in-control scenarios. Based on this review, the Compensation Committee concluded that compensation components individually and in aggregate are reasonable, encourage retention, incentivize performance and are in the best interests of the Company and its stockholders.

Conclusion

Following several years of successive record setting performances, in fiscal 2015 the Company achieved all-time record results. Investors rewarded the Company with a historically high price-earnings multiple and the stock reached an all-time high of $101.11 per share. Our CEO’s compensation in 2015 reflected this accomplishment.

In fiscal 2016, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not yet produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target compensation for fiscal 2017 by 34% or $6.0 million. In addition, due to performance in fiscal 2017, the Compensation Committee took further action to decrease CEO pay from the reduced target:

2017 Compensation Actions

•	Did not grant a Fall 2017 long-term performance-based equity incentive award. This reduced CEO compensation by 31% ($3.5 million) below target.

•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.

•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.

When comparing CEO compensation for fiscal 2017 to fiscal 2016, total compensation decreased by 61% ($9.1 million) while total shareholder return decreased by 15%.

The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of guaranteed compensation, put greater emphasis on performance-based compensation and decrease overall target compensation:

2018 Compensation Actions

•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.

•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.

•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.

•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.

With these actions to reduce CEO pay, Mr. Wexner’s total compensation for fiscal 2017 was $5.7 million, which is well below the median of our peers. In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay. Accordingly, we recommend stockholders vote FOR the executive compensation program as outlined in Proposal 4.

2017 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our CEO, Chief Financial Officer and our three other most highly compensated NEOs during the fiscal year ended February 3, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compen- sation($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($) (1)(2)(3) (4)(5)(6)
Leslie H. Wexner	2017	$2,000,000	$0	$920,767	$253,420	$1,112,320	$601,942	$807,128	$5,695,577
Chairman of the Board, CEO	2016	2,000,000	0	7,159,010	2,231,003	1,657,920	553,781	1,172,130	14,773,844
	2015	1,985,385	0	13,005,048	3,998,333	6,749,600	498,794	930,940	27,168,100

Stuart B. Burgdoerfer	2017	900,000	0	1,616,479	83,980	1,022,040	70,437	316,520	4,009,456
Executive Vice President, Chief	2016	890,923	0	2,426,441	90,705	956,448	60,403	388,959	4,813,879
Financial Officer	2015	847,262	0	2,710,253	173,503	1,962,293	49,375	309,802	6,052,488

Charles C. McGuigan	2017	1,300,000	0	2,434,972	121,308	1,476,280	110,693	451,336	5,894,589
Chief Operating Officer,	2016	1,290,385	0	3,154,443	117,924	1,381,536	95,421	530,468	6,570,177
CEO/President, Mast Global	2015	1,197,788	0	4,060,166	254,325	2,876,250	79,210	391,404	8,859,143

Nicholas P. M. Coe	2017	1,100,000	0	1,902,944	102,644	2,522,124	46,311	523,802	6,197,825
CEO/President, Bath & Body Works	2016	1,080,769	0	2,426,441	90,705	2,503,556	32,365	560,907	6,694,743
	2015	985,577	0	3,178,121	203,455	3,200,000	19,137	346,684	7,932,974

Martin P. Waters	2017	900,000	0	1,616,479	83,980	1,763,172	39,955	279,213	4,682,799
President, L Brands	2016	890,385	0	2,426,441	90,705	1,094,688	32,295	294,972	4,829,486
International

(1)	Performance-based incentive compensation bonuses are disclosed in this table under the Non-Equity Incentive Plan Compensation column. None of our NEOs received a nonperformance-based award in fiscal 2017.

(2)	The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. See Note [ ] to the Company’s financial statements filed in the 2017 10-K for the related assumptions for stock options granted during fiscal 2017, 2016 and 2015 and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. Awards vest over time and, therefore, are not realizable on an annual basis, nor is the ultimate value determinable without reference to future performance.

(3)	Stock and option awards were granted to each NEO under the Company’s 2011 Stock Option and Performance Incentive Plan (the “2011 Plan”) and the 2015 Plan. Awards are long-term compensation and generally vest over five years and are not realizable on an annual basis.

(4)	Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation which is paid in cash and voluntarily deferred:

	Paid in Cash ($)	Deferred Cash ($)	Total ($)
Mr. Wexner	$1,078,950	$33,370	$1,112,320	(a)
Mr. Burgdoerfer	987,244	34,796	1,022,040
Mr. McGuigan	1,432,742	43,538	1,476,280
Mr. Coe	2,444,672	77,452	2,522,124
Mr. Waters	1,706,950	56,222	1,763,172

(a)

Amount reflects Mr. Wexner’s incentive compensation payment for the Spring season only. Pursuant to its exercise of negative discretion and with Mr. Wexner’s concurrence, the Compensation Committee determined not to pay Mr. Wexner’s Fall incentive compensation.

(5)	The Company does not sponsor a defined benefit retirement plan (tax-qualified or non-qualified). For fiscal 2017, the amounts shown represent the amount by which earnings on each NEO’s non-qualified plan balance at an annual effective rate of 4.34% exceed 120% of the applicable federal long-term rate at the time the rate was set in October 2016.

(6)	The following table details all other compensation paid to each NEO during our last fiscal year:

	Financial Planning Services Provided to Executive ($)	Incremental Company Cost to Provide Supplemental Life and Disability Insurance Coverage ($)	Company Contributions to the Executive’s Qualified and Non-Qualified Retirement Plan Account ($)	Total ($)
Mr. Wexner	$0	$1,558	$805,570	$807,128
Mr. Burgdoerfer	9,500	2,120	304,900	316,520
Mr. McGuigan	1,930	1,995	447,411	451,336
Mr. Coe	0	2,120	521,682	523,802
Mr. Waters	0	2,120	277,093	279,213

Grants of Plan-Based Awards for Fiscal 2017

The following table provides information relating to plan-based awards and opportunities granted to the NEOs during the fiscal year ended February 3, 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	3/31/2017							23,885	$47.10	$253,420
	3/31/2017					23,885				920,767
		$880,000	$4,400,000	$8,800,000
Stuart B. Burgdoerfer	3/31/2017							14,331	47.10	83,980
	3/31/2017					14,331				552,460
	3/31/2017					27,601				1,064,019
		306,000	1,530,000	3,060,000
Charles C. McGuigan	3/31/2017							20,701	47.10	121,308
	3/31/2017					20,701				798,024
	3/31/2017					42,463				1,636,949
		442,000	2,210,000	4,420,000
Nicholas P. M. Coe	3/31/2017							17,516	47.10	102,644
	3/31/2017					17,516				675,242
	3/31/2017					31,847				1,227,702
		396,000	1,980,000	3,960,000
Martin P. Waters	3/31/2017							14,331	47.10	83,980
	3/31/2017					14,331				552,460
	3/31/2017					27,601				1,064,019
		306,000	1,530,000	3,060,000

(1)	Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the 2015 ICPP for the 2017 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the 2017 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Equity Incentive Plan Awards were granted pursuant to the Company’s 2015 Plan.

Equity Incentive Plan Awards represent the Target payment of performance-based RSUs for fiscal 2017. No amount is disclosed for Threshold and Maximum since the number of performance-based RSUs earned does not fluctuate based on performance. Units are earned at target, or not at all.

Awards granted on March 31, 2017 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top one third of the S&P Retailing Index in each of fiscal 2017, 2018, 2019, 2020 and 2021, determined on a cumulative basis. If the performance condition is met, the RSUs will vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date, subject to continued employment.

In each case, the vesting of these awards is subject to continued employment. Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(3)	Option Awards were granted pursuant to the Company’s 2015 Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee and the exercise price is the closing price of Common Stock on the grant date.

Option Awards vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date.

In each case, the vesting of these awards is subject to continued employment.

(4)	The value of stock and option awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation for each award. Options are valued using the Black-Scholes option pricing model with the following weighted average assumptions as set forth in the Company’s financial statements filed in the 2017 10-K: dividend yield of [ ]%, volatility of [ ]%, risk free interest rate of [ ]% and expected life of [ ] years. RSUs are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2017

The following table provides information relating to outstanding equity awards granted to the NEOs as of fiscal year end, February 3, 2018.

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(21)
Leslie H. Wexner	1/31/2013	161,559	0		0	45.03	1/31/2023
	3/29/2013	38,587	16,542	(1)	0	41.88	3/29/2023
	1/30/2014	86,934	37,257	(2)	0	49.38	1/30/2024
	3/31/2014	17,031	25,554	(3)	0	54.21	3/31/2024
	1/28/2015	49,814	74,725	(4)	0	81.11	1/28/2025
	4/02/2015	5,263	21,062	(5)	0	91.17	4/02/2025
	1/27/2016	26,168	104,673	(6)	0	91.71	1/27/2026
	3/31/2016	0	27,332	(7)	0	87.81	3/31/2026
	1/25/2017	0	94,584	(8)	0	61.85	1/25/2027
	3/31/2017	0	23,885	(9)	0	47.10	3/31/2027
								1/31/2013	0	0	48,467	(10)	2,302,667
								3/29/2013	0	0	16,540	(11)	785,815
								1/30/2014	0	0	74,516	(12)	3,540,255
								3/31/2014	0	0	25,554	(13)	1,214,071
								1/28/2015	0	0	99,634	(14)	4,733,611
								4/02/2015	0	0	21,062	(15)	1,000,656
								1/27/2016	0	0	130,841	(16)	6,216,256
								3/31/2016	0	0	27,332	(17)	1,298,543
								1/25/2017	0	0	94,584	(18)	4,493,686
								3/31/2017	0	0	23,885	(19)	1,134,776
Stuart B. Burgdoerfer	3/31/2011	12,773	0		0	26.43	3/31/2021
	3/30/2012	17,329	0		0	41.54	3/30/2022
	3/29/2013	14,756	8,855	(1)	0	41.88	3/29/2023
	3/31/2014	9,116	13,681	(3)	0	54.21	3/31/2024
	4/02/2015	2,804	11,226	(5)	0	91.17	4/02/2025
	3/31/2016	0	8,541	(7)	0	87.81	3/31/2026
	3/31/2017	0	14,331	(9)	0	47.10	3/31/2027
								3/29/2013	0	0	8,853	(11)	420,606
								3/31/2014	0	0	22,802	(13)	1,083,323
								4/02/2015	0	0	26,195	(15)	1,244,524
								3/31/2016	0	0	31,317	(17)	1,487,871
								3/31/2017	0	0	41,932	(19)	1,992,190
Charles C. McGuigan	3/31/2011	22,991	0		0	26.43	3/31/2021
	3/30/2012	20,580	0		0	41.54	3/30/2022
	3/29/2013	17,521	10,516	(1)	0	41.88	3/29/2023
	3/31/2014	10,826	16,245	(3)	0	54.21	3/31/2024
	4/02/2015	4,111	16,455	(5)	0	91.17	4/02/2025
	3/31/2016	0	11,104	(7)	0	87.81	3/31/2026
	3/31/2017	0	20,701	(9)	0	47.10	3/31/2027
								3/29/2013	0	0	24,533	(11)	1,165,563
								3/31/2014	0	0	27,076	(13)	1,286,381

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(21)
								3/09/2015	1,057	(20)	50,218	0		0
								4/02/2015	0		0	38,395	(15)	1,824,146
								3/31/2016	0		0	40,713	(17)	1,934,275
								3/31/2017	0		0	63,164	(19)	3,000,922
Nicholas P.M. Coe	3/30/2012	4,474	0		0	41.54	3/30/2022
	3/29/2013	9,939	9,940	(1)	0	41.88	3/29/2023
	3/31/2014	10,235	15,356	(3)	0	54.21	3/31/2024
	4/02/2015	3,288	13,164	(5)	0	91.17	4/02/2025
	3/31/2016	0	8,541	(7)	0	87.81	3/31/2026
	3/31/2017	0	17,516	(9)	0	47.10	3/31/2027
								3/29/2013	0		0	43,071	(11)	2,046,303
								3/31/2014	0		0	25,596	(13)	1,216,066
								4/02/2015	0		0	30,716	(15)	1,459,317
								3/31/2016	0		0	31,317	(17)	1,487,871
								3/31/2017	0		0	49,363	(19)	2,345,236
Martin P. Waters	3/31/2011	6,149	0		0	26.43	3/31/2021
	3/30/2012	27,074	0		0	41.54	3/30/2022
	3/29/2013	19,429	8,328	(1)	0	41.88	3/29/2023
	3/31/2014	8,574	12,866	(3)	0	54.21	3/31/2024
	4/02/2015	2,796	11,189	(5)	0	91.17	4/02/2025
	3/31/2016	0	8,541	(7)	0	87.81	3/31/2026
	3/31/2017	0	14,331	(9)	0	47.10	3/31/2027
								3/29/2013	0		0	8,327	(11)	395,616
								3/31/2014	0		0	21,446	(13)	1,018,900
								3/09/2015	599	(20)	28,458	0		0
								4/02/2015	0		0	26,108	(15)	1,240,391
								3/31/2016	0		0	31,317	(17)	1,487,871
								3/31/2017	0		0	41,932	(19)	1,992,190

(1)	Options vest 100% on March 29, 2018.

(2)	Options vest 100% on January 30, 2019.

(3)	Options vest 50% on March 31, 2018 and 50% on March 31, 2019.

(4)	Options vest 50% on January 28, 2019 and 50% on January 28, 2020.

(5)	Options vest 25% on April 2, 2018, 37.5% on April 2, 2019 and 37.5% on April 2, 2020.

(6)	Options vest 25% on January 27, 2019, 37.5% on January 27, 2020 and 37.5% on January 27, 2021.

(7)	Options vest 20% on March 31, 2018, 20% on March 31, 2019, 30% on March 31, 2020 and 30% on March 31, 2021.

(8)	Options vest 20% on January 25, 2019, 20% on January 25, 2020, 30% on January 25, 2021 and 30% on January 25, 2022.

(9)	Options vest 20% on March 31, 2019, 20% on March 31, 2020, 30% on March 31, 2021 and 30% on March 31, 2022.

(10)	Shares vested 100% on January 26, 2018, subject to achievement of a performance condition.

(11)	Subject to achievement of a performance condition, shares vest 100% on March 29, 2018.

(12)	50% vested on January 30, 2018, subject to achievement of a performance condition. Remaining shares vest on January 30, 2019, also subject to achievement of a performance condition.

(13)	Subject to achievement of a performance condition, shares vest 50% on March 31, 2018 and 50% on March 31, 2019.

(14)	25% vested on January 28, 2018, subject to achievement of a performance condition. Remaining shares vest 37.5% on January 28, 2019 and 37.5% on January 28, 2020, also subject to achievement of a performance condition.

(15)	Subject to achievement of a performance condition, shares vest 25% on April 2, 2018, 37.5% on April 2, 2019 and 37.5% on April 2, 2020.

(16)	20% vested on January 28, 2018, subject to achievement of a performance condition. Remaining shares vest 20% on January 28, 2019, 30% on January 28, 2020 and 30% on January 28, 2021, also subject to achievement of a performance condition.

(17)	Subject to achievement of a performance condition, shares vest 20% on March 31, 2018, 20% on March 31, 2019, 30% on March 31, 2020 and 30% on March 31, 2021.

(18)	Subject to achievement of a performance condition, shares vest 20% on January 25, 2019, 20% on January 25, 2020, 30% on January 25, 2021 and 30% on January 25, 2022.

(19)	Subject to achievement of a performance condition, shares vest 20% on March 31, 2019, 20% on March 31, 2020, 30% on March 31, 2021 and 30% on March 31, 2022.

(20)	Shares vest 100% on March 9, 2018.

(21)	Market value based on the $47.51 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 2, 2018).

Option Exercises and Stock Vested Information for Fiscal 2017

The following table provides information relating to Option Awards exercised and RSU Awards vested during the fiscal year ended February 3, 2018.

	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	1,552,136	38,303,866	205,815	9,961,446
Stuart B. Burgdoerfer	0	0	47,549	2,301,372
Charles C. McGuigan	0	0	78,621	3,797,889
Nicholas P. M. Coe	11,093	103,457	75,658	3,661,847
Martin P. Waters	0	0	45,440	2,194,259

(1)	Option Award Value Realized is calculated based on the difference between (a) the sale price and the option exercise price for shares that were sold upon exercise and (b) the closing price on the day prior to the date of exercise and the option exercise price for shares that were held upon exercise. The shares acquired by Mr. Wexner upon exercise were held and not sold.

(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the RSUs vested.

Retirement and Other Post-Employment Benefits

Non-qualified Deferred Compensation for Fiscal 2017(1)

Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last Fiscal Year End($)(6)
Leslie H. Wexner	85,270	789,110	1,306,215	0	31,679,561
Stuart B. Burgdoerfer	42,919	277,640	152,848	0	3,779,975
Charles C. McGuigan	65,594	420,151	240,205	0	5,931,279
Nicholas P. M. Coe	88,121	494,422	100,494	0	2,597,303
Martin P. Waters	111,063	249,833	141,713	0	3,333,533

(1)	Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan (the “1993 Plan”), 2011 Plan and 2015 Plan. Executive Contributions and related matching Registrant Contributions represent 2017 calendar year deferrals and matches on incentive compensation payments earned based on performance for the Fall 2016 season, which was paid in March 2017, and for the Spring 2017 season, which was paid in August 2017.

(2)	All of the contributions are reported in the 2017 Summary Compensation Table under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns.

(3)	Reflects the Company’s 200% match of associate contributions of up to 3% of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s retirement contribution of 6% for less than five years of service or 8% for five or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the “All Other Compensation” column of the 2017 Summary Compensation Table.

(4)	Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year.

The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate in the amount of $601,942, $70,437, $110,693, $46,311 and $39,955 for Messrs. Wexner, Burgdoerfer, McGuigan, Coe and Waters, respectively, is disclosed in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2017 Summary Compensation Table.

Amount includes dividends earned on deferred stock and RSU balances in the amount of $55,010 for Mr. Waters. Dividends are reinvested into additional stock units based on the closing market price of Common Stock on the dividend payment date.

(5)	Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but generally may not make withdrawals during their employment. Deferrals under the Supplemental Retirement Plan, the 1993 Plan, the 2011 Plan and the 2015 Plan are unfunded.

(6)	Balance includes the value of deferred stock and RSUs at calendar year-end in the amount of $1,136,105 for Mr. Waters. Value is calculated based on a stock price of $47.51 per share of Common Stock on February 2, 2018.

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our NEOs that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company.

Mr. Wexner is not covered by such an agreement but is entitled to certain termination compensation under the terms of our benefit and stock plans.

The following tables set forth the expected benefits to be received by each of the other NEOs in the event of termination resulting from various scenarios, assuming a termination date of February 3, 2018 and a stock price of $47.51, the price of our Common Stock on February 2, 2018. Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.(1)

Leslie H. Wexner

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$0	0	$0	$0	$0	$0
Bonus(2)	0		0	0	0	0
Gain of Accelerated Stock Options(3)	0	0	102,943	102,943	102,943	0
Value of Pro-rated or Accelerated RSUs(3)	6,479,936	6,479,936	20,220,826	20,220,826	20,220,826	6,479,936
Benefits and Perquisites(4)	15,787	15,787	15,787	2,015,787	740,787	15,787
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$6,495,723	$6,495,723	$20,339,556	$22,339,556	$21,064,556	$6,495,723

Stuart B. Burgdoerfer

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(5)
	w/out Release ($)	& Signed Release ($)
Base Salary	$900,000	$1,800,000	$1,800,000	$0	$0	$0
Bonus(2)	0	1,530,000	2,332,152	0	0	0
Gain of Accelerated Stock Options(3)	0	0	55,739	55,739	55,739	0
Value of Pro-rated or Accelerated RSUs(3)	0	2,484,108	6,228,513	6,228,513	6,228,513	0
Benefits and Perquisites(4)	14,590	76,708	76,708	1,854,823	508,471	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$914,590	$5,890,816	$10,493,112	$8,139,075	$6,792,723	$0

Charles C. McGuigan

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,300,000	$2,600,000	$2,600,000	$0	$0	$0
Bonus(2)	0	2,210,000	3,385,024	0	0	0
Gain of Accelerated Stock Options(3)	0	0	67,704	67,704	67,704	0
Value of Pro-rated or Accelerated RSUs(3)	3,915,204	3,915,204	9,261,504	9,261,504	9,261,504	3,915,204
Benefits and Perquisites(4)	92,734	98,366	98,366	2,081,471	724,286	81,471
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$5,307,938	$8,823,570	$15,412,598	$11,410,679	$10,053,494	$3,996,675

Nicholas P.M. Coe

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,100,000	$2,200,000	$2,200,000	$0	$0	$0
Bonus(2)	0	1,980,000	4,731,284	0	0	0
Gain of Accelerated Stock Options(3)	0	0	63,155	63,155	63,155	0
Value of Pro-rated or Accelerated RSUs(3)	0	4,167,577	8,554,793	8,554,793	8,554,793	0
Benefits and Perquisites(4)	14,715	161,298	161,298	2,139,226	732,905	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$1,114,715	$8,508,875	$15,710,530	$10,757,174	$9,350,853	$0

Martin P. Waters

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(5)
	w/out Release ($)	& Signed Release ($)
Base Salary	$900,000	$1,800,000	$1,800,000	$0	$0	$0
Bonus(2)	0	1,530,000	2,904,876	0	0	0
Gain of Accelerated Stock Options(3)	0	0	52,772	52,772	52,772	0
Value of Pro-rated or Accelerated RSUs(3)	0	2,447,573	6,163,425	6,163,425	6,163,425	0
Benefits and Perquisites(4)	14,590	116,823	116,823	1,894,938	548,586	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$914,590	$5,894,396	$11,037,896	$8,111,135	$6,764,783	$0

(1)	Assumes a termination date of February 3, 2018.

(2)	Bonus amounts assumed at target. Under “Involuntary without Cause or Voluntary with Good Reason” termination scenarios, actual bonus payments would be equal to the bonus payment the NEO would have received if he or she had remained employed with the Company for a period of one year after the termination date of February 3, 2018. Under an “Involuntary Without Cause following Change in Control” termination scenario, bonus payments for Messrs. McGuigan, Coe and Burgdoerfer will be equal to the sum of the last four seasonal bonus payments received and for Mr. Waters will be the same as the “Involuntary without Cause or Voluntary with Good Reason” termination scenario.

(3)	Reflects the value of unvested RSUs and stock options that, subject to achievement of pre-established performance conditions, would become vested based on the $47.51 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 2, 2018).

(4)	Estimates for benefits and perquisites include the pro rata value of retirement plan contributions on earnings accrued up to the termination date and the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies and the value of unvested retirement plan balances that would become vested.

(5)	Messrs. Coe, Burgdoerfer and Waters have not met the age and/or service requirement to qualify for pro rata RSU vesting and retirement plan contributions under the retirement provisions of the 2011 Plan, the 2015 Plan and the qualified and non-qualified retirement plans.

Assumptions and Explanations of Numbers in Tables

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.

The tables do not include the payment of the aggregate balance of the NEO’s non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation for Fiscal 2017 table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements

As a condition to each NEO’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the NEO is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the NEO from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The employment agreements for all NEOs other than Mr. Wexner, who does not have an employment agreement, contain customary definitions of cause and good reason. “Cause” generally means that the NEO

(1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the NEO’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” generally means (1) the NEO’s failure to continue in a capacity originally contemplated in the NEO’s employment agreement; (2) the assignment to the NEO of any duties materially inconsistent with the NEO’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a material reduction of or a delay in payment of the NEO’s total cash compensation and benefits from those required to be provided; (4) the requirement that the NEO be based outside of the United States, other than for travel that is reasonably required to carry out the NEO’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor.

Payments Upon a Termination in Connection with a Change in Control

A “Change in Control” of the Company will be deemed to have occurred upon the first of any of the following events to occur:

(a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;

(b)	during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;

(c)	a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock are beneficially owned by individuals and entities who owned Common Stock just prior to such reorganization, merger or consolidation; or

(d)	the consummation of a complete liquidation or dissolution of the Company.

Participants in the 2015 Plan receive accelerated vesting of equity awards upon a Change in Control in the event of the participant’s termination of employment (other than for Cause) within 24 months of the Change in Control (“double trigger” vesting).

No Tax Gross-up

In the event of a termination following a Change in Control, none of our NEOs are entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section 280G of the Code.

Fiscal 2017 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2017(1).

Name	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3)	Total ($)
Patricia S. Bellinger(4)	$48,879	$111,910	$160,789
E. Gordon Gee	134,400	134,423	268,823
Dennis S. Hersch	121,900	121,942	243,842
Donna A. James	164,400	144,409	308,809
David T. Kollat	171,900	156,937	328,837
Jeffrey H. Miro(4)	76,062	134,423	210,485
Michael G. Morris	124,400	124,438	248,838
Robert H. Schottenstein(4)	48,879	111,910	160,789
Stephen D. Steinour	111,900	111,910	223,810
Allan R. Tessler	194,400	169,419	363,819
Abigail S. Wexner	141,900	131,927	273,827
Raymond Zimmerman	134,400	134,423	268,823

(1)	Directors who are also associates receive no additional compensation for their service as directors. Our current Board’s compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.

(2)	Directors receive an annual cash retainer of $111,900; directors receive an additional annual cash retainer of $12,500 for membership on the Audit and Compensation Committees and $10,000 for all other committee memberships; the Audit Committee Chair receives an additional $20,000; the Compensation Committee Chair and the Nominating & Governance Committee Chair each receives an additional $15,000; and other committee chairs receive $10,000; and the lead independent director receives an additional cash retainer of $15,000.

(3)	Directors receive an annual stock retainer worth $111,900; directors receive an additional annual stock grant worth $12,500 for membership on the Audit and Compensation Committees and worth $10,000 for other committee memberships; and the lead independent director receives an additional stock retainer of $15,000. Stock retainers were granted under the 2015 Plan. The number of shares issued is calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Topic 718 Compensation—Stock Compensation, for each award. See Note [ ] to the Company’s financial statements filed in the 2017 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

(4)	Mr. Miro retired from the Board and Ms. Bellinger and Mr. Schottenstein were each named to the Board effective August 22, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is composed of three directors who are independent, as defined under the NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee reviews the CD&A on behalf of the Board.

The Compensation Committee has reviewed and discussed the CD&A with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended February 3, 2018 and the Company’s proxy statement.

Following several years of successive record setting performances, in fiscal 2015 the Company achieved all-time record results. Investors rewarded the Company with a historically high price-earnings multiple and the stock reached an all-time high of $101.11 per share. Our CEO’s compensation in 2015 reflected this accomplishment.

In fiscal 2016, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not yet produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target compensation for fiscal 2017 by 34% or $6 million. In addition, due to performance in fiscal 2017, the Compensation Committee took further action to decrease CEO pay from the reduced target:

2017 Compensation Actions

•	Did not grant a Fall 2017 long-term performance-based equity incentive award. This reduced CEO compensation by 31% ($3.5 million) below target.

•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.

•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.

When comparing CEO compensation for fiscal 2017 to fiscal 2016, total compensation decreased by 61% ($9.1 million) while total shareholder return decreased by 15%.

The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of guaranteed compensation, put greater emphasis on performance-based compensation and decrease overall target compensation:

2018 Compensation Actions

•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.

•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.

•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.

•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.

With these actions to reduce CEO pay, Mr. Wexner’s total compensation for fiscal 2017 was $5.7 million, which is well below the median of our peers. Since 2015, total shareholder return has declined by 45% while CEO compensation has declined by 79% ($21 million). In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay. Accordingly, we recommend stockholders vote FOR the executive compensation program as outlined in Proposal 4.

Compensation Committee

David T. Kollat, Chair

E. Gordon Gee

Michael G. Morris

2017 PAY RATIO DISCLOSURE

Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2017:

•	the median of the annual total compensation of all our employees (except our CEO) was $[ ];

•	the annual total compensation of our CEO was $5,695,577; and

•	the ratio of these two amounts is [ ] to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

Methodology for Identifying Our “Median Employee”

Identifying and Adjusting our Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee”. We determined that, as of February 3, 2018, the last day in our fiscal year, our employee population consisted of approximately [    ] individuals consisting of full-time, part-time, seasonal and temporary employees globally.

Determining our Median Employee

To identify our median employee from our total employee population, we calculated the annual total compensation of all employees by using total cash compensation paid during the fiscal year. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees in the calculation.

Using the methodologies described above, we determined that our median employee was a part-time, hourly employee. The total compensation of the median employee was $[    ].

Determination of Annual Total Compensation of our Median Employee and our CEO

Once we identified our median employee, we then calculated such employee’s annual total compensation for 2017 using the same methodology we used for purposes of determining the annual compensation of our NEOs for 2017.

Our CEO’s annual total compensation for 2017 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2017 Summary Compensation Table.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Our median employee worked approximately [    ] hours per week during fiscal 2017. If total compensation reflected full-time employment, median compensation would be approximately $[    ] and the ratio would be [    ] to 1.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows certain information about the securities ownership of all directors (and nominees) of the Company, the executive officers of the Company named in the “2017 Summary Compensation Table” above and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Patricia S. Bellinger	6,123(d)	*
Stuart B. Burgdoerfer	179,628(c)	*
Nicholas P. M. Coe	50,553(c)	*
E. Gordon Gee	13,700(d)	*
Dennis S. Hersch	18,696,642(d)(f)	6.69%
Donna A. James	50,559(d)	*
David T. Kollat	158,878	*
Charles C. McGuigan	166,239(c)(h)	*
Michael G. Morris	17,714(d)	*
Robert H. Schottenstein	7,577(d)(k)	*
Stephen D. Steinour	12,712(d)	*
Allan R. Tessler	106,140	*
Martin P. Waters	144,357(c)(e)	*
Abigail S. Wexner	13,589,224(g)	4.86%
Leslie H. Wexner	47,262,939(c)(h)(i)	16.91%
Raymond Zimmerman	142,915(d)(j)	*
All directors and executive officers as a group	48,405,264(c)-(j)	17.32%

*	Less than 1%

(a)	Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of February 3, 2018.

(c)	Includes the following number of shares issuable within 60 days of February 3, 2018, upon the exercise or vesting of outstanding stock awards: Mr. Burgdoerfer, 76,988; Mr. Coe, 50,553; Mr. McGuigan, 102,058; Mr. Waters, 83,887; Mr. Wexner, 425,406; and all directors and executive officers as a group, 738,892.

(d)	Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Ms. Bellinger, 3,077; Dr. Gee, 12,744; Mr. Hersch, 82,641; Ms. James, 33,485; Mr. Morris, 7,604; Mr. Schottenstein, 3,077; Mr. Steinour, 2,712; Mr. Zimmerman, 101,257; and all directors as a group, 246,597. Mr. Morris has elected to receive pay-out of his deferred stock units over three years, and his total represents 1/3 of the units which he would be owed upon his termination from the Board. Mr. Steinour has elected to receive pay-out of his deferred stock units over five years, and his total represents 1/5 of the units which he would be owed upon his termination from the Board.

(e)	Includes the following number of deferred stock units credited to executives’ accounts under the Company’s Stock Option and Performance Incentive Plan that could be convertible into Common Stock within 60 days after termination of employment with the Company: Mr. Waters, 23,912; and all executives as a group, 23,912.

(f)

Includes 127,567 shares held by The Linden East Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner and Mrs. Wexner; 8,483,845 shares held by The Linden West Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner; and 10,000,000 shares held by the Magnolia 2017 Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner and Mrs. Wexner.

(g)	Excludes 33,673,715 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 127,567 shares held by The Linden East Trust; 2,121,741 shares held by The Wexner Family Charitable Fund; 191,515 shares held by The Beech Trust; and 10,000,000 shares held by the Magnolia 2017 Trust. Mrs. Wexner shares voting and investment power with Mr. Wexner with respect to shares held by The Linden East Trust, The Wexner Family Charitable Fund, The Beech Trust and the Magnolia 2017 Trust, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden East Trust and the Magnolia 2017 Trust. Includes 1,148,401 shares directly owned by Mrs. Wexner.

(h)	Includes the following number of shares held in the Savings and Retirement Plan (as of February 3, 2018), over which Messrs. McGuigan and Wexner have investment but not voting power: Mr. McGuigan, 4,553; and Mr. Wexner, 1,879,529.

(i)	Includes 127,567 shares held by The Linden East Trust; 8,483,845 shares held by The Linden West Trust; 2,121,741 shares held by The Wexner Family Charitable Fund; 191,515 shares held by The Beech Trust; and 10,000,000 shares held by the Magnolia 2017 Trust. Mr. Wexner shares voting and investment power with Mrs. Wexner with respect to shares held by The Linden East Trust, The Wexner Family Charitable Fund, The Beech Trust and the Magnolia 2017 Trust, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden East Trust, The Linden West Trust and the Magnolia 2017 Trust. Includes 4,892,608 shares held by the Wexner Personal Holdings Corporation, of which Mr. Wexner is the sole stockholder, director and officer. Includes 1,148,401 shares directly owned by Mrs. Wexner, as to which Mr. Wexner may be deemed to share voting and investment power. Includes 17,992,327 shares directly owned by Mr. Wexner.

(j)	Includes 3,207 shares which are Mr. Zimmerman’s pro rata share of 9,621 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder.

(k)	Includes 2,500 shares held by the Frances Schottenstein 2010 Irrevocable Trust, for which Mr. Schottenstein is co-trustee and shares voting and investment power; and 2,000 shares held by the Irving Schottenstein Marital Trust 2, for which Mr. Schottenstein is co-trustee and has sole voting and investment power. Mr. Schottenstein has a financial interest in 500 of the foregoing shares held by the Irving Schottenstein Marital Trust 2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2017 our executive officers, directors and greater than 10% beneficial owners complied with these filing requirements, other than Dr. Kollat who was late in filing one Form 4 reporting one transaction due to inadvertent administrative error.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner(1)	47,262,939	16.91%
Three Limited Parkway
P.O. Box 16000
Columbus, OH 43216

The Vanguard Group(2)	24,905,682	8.82%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.(3)	19,753,873	7.00%
55 East 52nd Street
New York, NY 10055

PRIMECAP Management Company(4)	19,243,035	6.84%
177 E. Colorado Blvd., 11th Floor
Pasadena, CA 91105

Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP(5)	15,373,072	5.45%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

(1)	As of February 3, 2018. For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on pages 54 and 55.

(2)	As of December 31, 2017, based solely on information set forth in the Schedule 13G/A filed February 9, 2018 by The Vanguard Group, The Vanguard Group has sole dispositive power over 24,526,106 shares and sole voting power over 342,289 shares, and has shared dispositive power over 379,576 shares and shared voting power over 46,287 shares.

(3)	As of December 31, 2017, based solely on information set forth in the Schedule 13G/A filed February 8, 2018 by BlackRock, Inc., BlackRock, Inc. has sole dispositive power over 19,753,873 shares and sole voting power over 17,746,730 shares.

(4)	As of December 31, 2017, based solely on information set forth in the Schedule 13G/A filed February 27, 2018 by PRIMECAP Management Company, PRIMECAP Management Company has sole dispositive power over 19,243,035 shares and sole voting power over 5,014,196 shares.

(5)	As of December 29, 2017, based solely on information set forth in the Schedule 13G filed February 8, 2018 by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP (each, a “Wellington Company”), each Wellington Company has shared dispositive power over 15,373,072 shares and shared voting power over 6,044,581 shares.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed L Brands’ audited financial statements as of and for the year ended February 3, 2018 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees under applicable auditing and regulatory standards. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that L Brands’ audited financial statements be included in our annual report on Form 10-K for the year ended February 3, 2018 for filing with the Commission.

We have appointed Ernst & Young LLP as L Brands’ independent registered public accountants.

Audit Committee

Donna A. James, Chair

David T. Kollat

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2017 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended February 3, 2018. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2017 and 2016 were approximately $5,048,000 and $4,694,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2017 and 2016 were approximately $288,000 and $204,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax Fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2017 and 2016 were approximately $338,000 and $131,000, respectively. Tax fees include tax compliance and advisory services.

All Other Fees

No fees for other services were paid to Ernst & Young LLP for the fiscal years ended 2017 and 2016.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

Stockholder Proposals Pursuant to Rule 14a-8

Proposals submitted for inclusion in the proxy statement for the 2019 annual meeting must be received by the Secretary of the Company at our principal executive offices on or before [_], 2018.

Stockholder Director Nominations for Inclusion in 2019 Proxy Statement

Written notice of stockholder nominations of persons for election as a director at the 2019 annual meeting that are to be included in our proxy statement for the 2019 annual meeting pursuant to the proxy access provisions in Section 2.05 of our Bylaws must be received by the Secretary of the Company at our principal executive offices no earlier than [_], 2018 and no later than [_], 2018. The notice must contain the information required by our Bylaws.

Other Stockholder Proposals

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2019 annual meeting other than as described above, the stockholder must comply with the requirements set forth in Section 2.04 of our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 16, 2019 and no later than March 18, 2019. The notice must contain the information required by our Bylaws.

SOLICITATION EXPENSES

We are soliciting this proxy on behalf of our Board and will bear the solicitation expenses. Our directors or employees may solicit proxies by telephone, facsimile, email and personal solicitation, in addition to the use of the mail. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees, and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

Appendix A

L BRANDS, INC.

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REMOVE

SUPERMAJORITY VOTING REQUIREMENTS

Articles EIGHTH and THIRTEENTH and Section 2 of Article FIFTH and Section 1 of Article ELEVENTH are hereby removed in their entirety, and the remaining articles of the Charter are hereby renumbered accordingly. Articles EIGHTH and THIRTEENTH and Section 2 of Article FIFTH and Section 1 of Article ELEVENTH, which are hereby repealed, are shown below:

FIFTH. Section 2. Amendment of Bylaws by the Stockholders. The bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon. Any amendment to the Certificate of Incorporation which shall contravene any bylaw in existence on the record date of the stockholders meeting at which such amendment is to be voted upon by the stockholders shall require the vote of the holders of not less than 75 percent of the outstanding shares entitled to vote thereon.

EIGHTH. The affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon shall be required for the approval of any proposal that (1) the Corporation merge or consolidate with any other corporation or any affiliate of such other corporation if such other corporation and its affiliates singly or in the aggregate are directly or indirectly the beneficial owners of more than five percent of the outstanding shares of any class of stock of the Corporation entitled to vote in the election of directors (such other corporation and any affiliate thereof being herein referred to as a “Related Corporation”), or (2) the Corporation sell, lease or exchange all or substantially all of its assets or business to or with such Related Corporation, or (3) the Corporation issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any such Related Corporation or securities issued by any such Related Corporation or in a merger of any affiliate of the Corporation with or into any such Related Corporation, or (4) the Corporation dissolve, and to effect such transaction the approval of stockholders of the Corporation is required by law or by any agreement between the Corporation and any national securities exchange; provided, however, that the foregoing clauses (1), (2), (3) and (4) shall not apply (i) to any such merger, consolidation, sale, lease, or exchange, or issuance or delivery of assets or other securities which was approved by resolution of the Board of Directors of the Corporation prior to the acquisition of the beneficial ownership of more than five percent of the outstanding Common Stock by the Related Corporation, (ii) to any such transaction solely between the Corporation and another corporation 50 percent or more of the voting power of which is owned by the Corporation provided that the Certificate of Incorporation of the surviving corporation contains provisions substantially similar to those provided in Articles FIFTH, SIXTH, Section 1, SEVENTH, EIGHTH, NINTH, TENTH, and ELEVENTH, (iii) to any transaction between this Corporation and either (a) any stockholder who owned in excess of 10 percent of the Common Stock of the Corporation immediately after the merger of Limited Interim Ohio, Inc., an Ohio corporation, into The Limited Stores, Inc. an Ohio corporation or (b) any affiliate from time to time organized, established, or incorporated of a stockholder referred to in (iii) (a) above. For the purposes hereof, an “affiliate” is any person (including a corporation, partnership, association, trust, business entity, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding Common Stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. The stockholder vote, if any, required for mergers, consolidations, sales, leases, or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law.

ELEVENTH. Section 1. Amendment of Certain Articles. The provisions set forth in this Article ELEVENTH and in Article FIFTH (dealing with the amendment of bylaws), SIXTH, Section 1 (dealing with the classified Board), SEVENTH (dealing with the prohibition against stockholder action without meetings), EIGHTH (dealing with the 75 percent vote of stockholders required for certain reorganizations), NINTH (dealing with certain matters to be considered by the Board in evaluating certain offers), and TENTH (dealing with the removal of any director) may not be amended, altered, changed, or repealed in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon.

THIRTEENTH. The provisions set forth in Article TWELFTH and in this Article THIRTEENTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock (as defined in Article TWELFTH) of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is an Interested Person (as defined in Article TWELFTH), such action must also be approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock held by the stockholders other than the Interested Person.

Articles TENTH and TWELFTH, and Section 2 of Article ELEVENTH are hereby amended as shown below (with deletions highlighted in strike-through text and additions highlighted in underlined text):

TENTH. Any director may be removed at any annual or special stockholders’ meeting upon the ~~affirmative~~ vote of the holders of a majority in voting interest of the stockholders present in person or by proxy and voting thereon, a quorum being present ~~of not less than 75 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon~~; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least 10 days prior to the date of the stockholders’ meeting; provided further, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

TWELFTH. Section 1. Vote Required for Certain Business Combinations. The affirmative vote of the holders of not less than ~~75 percent~~ a majority of the outstanding shares of “Voting Stock” (as hereinafter defined) held by stockholders other than an “Interested Person” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any Interested Person; provided, however, that the ~~75 percent~~ exclusion of “Interested Persons” from this voting requirement shall not be applicable if:

(a) the “Continuing Directors” (as hereinafter defined) of the Corporation by at least a two-thirds vote (i) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Interested Person to become an Interested Person, or (ii) have expressly approved such Business Combination either in advance of or subsequent to such Interested Person’s having become an Interested Person; or

(b) the cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or “Other Consideration to be Received” (as hereinafter defined) per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the “Fair Price” (as hereinafter defined) paid by the Interested Person in acquiring any of its holdings of the Corporation’s Voting Stock.

Section 2. Definitions. Certain words and terms as used in this Article TWELFTH shall have the meanings given to them by the definitions and descriptions in this Section.

2.1. Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Interested Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of a subsidiary) or of a subsidiary of the Corporation to an Interested Person, (c) any merger or consolidation of an Interested Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an Interested Person to the Corporation or a subsidiary of the Corporation, (e) the issuance or transfer by the Corporation or any subsidiary of any securities of the Corporation or a subsidiary of the Corporation to an Interested Person, (f) any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the Voting power of any Interested Person with respect to Voting Stock of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

2.2. Interested Person. The term “Interested Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the Corporation), “Beneficially Owns” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the Corporation) in the aggregate 20 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limitation, any share of Voting Stock of the Corporation that any Interested Person has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Interested Person and to be outstanding for purposes of this definition. An Interested Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to an Interested Person under the foregoing definition of Interested Person, if the price paid by such Interested Person for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Interested Person became the Beneficial Owner thereof.

2.3 Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

2.4 Continuing Director. The term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person, or a Director who was elected or appointed to fill a vacancy after the date the Interested Person became an Interested Person by a majority of the then-current Continuing Directors.

2.5 Fair Price. The term “Fair Price” shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Interested Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Interested Person with respect to the shares of capital stock of the Corporation acquired by the Interested Person. In the case of any Business Combination with an Interested Person, a majority of the Continuing Directors shall determine the Fair Price for each class and series of the capital stock of the Corporation. The Fair Price shall also include interest compounded annually from the date an Interested Person became an Interested Person through the date the Business Combination is consummated at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York less the aggregate amount of any cash dividends paid, and the fair market value of any dividends paid in other than cash, on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock.

2.6. Substantial Part. The term “Substantial Part” shall mean more than 20 percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

2.7. Other Consideration to be Received. The term “Other Consideration to be Received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

Section 3. Determinations by the Continuing Directors. In making any determinations, the Continuing Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Continuing Directors, be of assistance to the Continuing Directors. Any determinations made by the Continuing Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its stockholders, including any Interested Person.

ELEVENTH. ~~Section 2. Amendments Generally. Subject to the provisions of Section 1 of this Article ELEVENTH, t~~The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ADMITTANCE SLIP

2018 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	Thursday, May 17, 2018

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway
Columbus, Ohio 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed. Photographs or videos taken by the Company at the meeting may be used by the Company. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at www.lb.com or contact Investor Relations at (614) 415-7585.

L BRANDS, INC. ATTENTION: INVESTOR RELATIONS P.O. BOX 16000 THREE LIMITED PARKWAY COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following:				3.	Proposal to amend the certificate of incorporation to remove supermajority voting requirements	☐	☐	☐

1. Election of Directors

Nominees	For	Against	Abstain	4.	Advisory vote to approve named executive officer compensation	☐	☐	☐
01 E. Gordon Gee 02 Stephen D. Steinour 03 Allan R. Tessler 04 Abigail S. Wexner	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐		For address change/comments, mark here (see reverse for instructions)			☐
					Please indicate if you plan to attend this meeting	Yes	No
						☐	☐

The Board of Directors recommends you vote FOR the following proposals:				NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

2. Ratification of the appointment of independent registered public accountants	For	Against	Abstain
	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The COMBINED Annual Report & Proxy Statement is/are available at www.proxyvote.com.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders

on May 17, 2018 8:30 AM

The undersigned hereby appoints Leslie H. Wexner and Stuart B. Burgdoerfer, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of L Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 18, 2018 at 8:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)